PRA Group™

ANNUAL MEETING
Friday, May 13, 2016
12:00 Noon, Eastern Time, Building III, 2nd Floor
130 Corporate Boulevard, Norfolk, VA 23502

INVESTING FOR THE FUTURE
GROWTH
Just Getting Started
2013
ANNUAL REPORT
TURNING STRENGTH INTO
COMPETITIVE
ADVANTAGE
PORTFOLIO RECOVERY ASSOCIATES, INC.
EXECUTING FOR
GET HOT
keep moving
DON'T WASTE
A PRECIOUS
MINUTE
SHAREHOLDERS
Portfolio Recovery Associates, Inc.
2005 Annual Report
Portfolio Recovery
Associates, Inc.
NASDAQ CONGRATULATES
PRA GROUP, INC
ON THEIR 20 YEAR ANNIVERSARY
NASDAQ LISTED: PRAA
PRA
Group
Nasdaq

NOTICE OF 2016 ANNUAL MEETING OF STOCKHOLDERS AND PROXY STATEMENT

Notice of Annual Meeting of Stockholders

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
OF PRA GROUP, INC.

Meeting Information
Date:	May 13, 2016
Time:	12:00 noon Eastern Time
Place:	PRA Group, Inc.
Building III
2nd Floor
130 Corporate Boulevard
Norfolk, VA 23502

Dear Fellow Stockholders:
We are pleased to invite you to the Annual Meeting of Stockholders on May 13, 2016 at our Corporate Headquarters located at 130 Corporate Boulevard, Norfolk, Virginia 23502 at 12:00 noon Eastern Time. We look forward to your attendance at the meeting and we encourage you to complete, sign and date the enclosed proxy card to vote your shares or vote your shares on the Internet or by telephone, whether or not you are planning to attend. Following a report on PRA Group, Inc.’s business results, stockholders will vote:

•	To elect the nominees named in the accompanying proxy statement to the Board of Directors for the coming year;

•	To approve, on a non-binding advisory basis, the compensation of our Named Executive Officers; and

•	To ratify the selection of our independent registered public accounting firm for 2016.
Stockholders also will transact any other business that may properly come before the meeting and any adjournment or postponement thereof.
Stockholders of record as of the close of business on March 17, 2016 are entitled to receive notice of, and to vote at, the Annual Meeting. Included in these materials are the proxy statement; the Company’s 2015 Annual Report to Stockholders, which includes the Company’s audited consolidated financial statements for the fiscal year ended December 31, 2015; this Notice of the Company’s 2016 Annual Meeting; and your proxy card. These materials are first being mailed to stockholders on or about April 1, 2016, and are available online at the Company’s website at www.pragroup.com.
Every stockholder’s vote is important and valued by the Company. We hope that you will find our proxy statement to be easy to follow, and that it will aid in your ability to designate your proxy vote.
Once again, we thank you for your commitment to the Company and urge you to vote your shares now.
By Order of the Board of Directors,

Steven D. Fredrickson	Judith S. Scott
Chairman and Chief Executive Officer	Corporate Secretary and Counsel

April 1, 2016

Notice of Annual Meeting of Stockholders and 2016 Proxy Statement|i

Q&A with our Lead Director

How would you evaluate PRA Group’s performance in 2015?
PRA has always focused on creating long-term stockholder value and it remains a priority for both the Board of Directors and for PRA Management. In 2015, PRA had a good year in several key areas that I believe will add value over the long term. For example, debt buying, excluding acquisitions, was at an all-time high in 2015 and we saw continued growth in cash collections across the globe. In addition, our growth in international investments, both through new market entry and through significant portfolio purchases, should position us well for the future. None of us are pleased with the recent stock price performance, but we remain focused on producing long-term results that will be recognized by our investors.

David N. Roberts, Lead Director
What’s the biggest change you have seen at PRA during your tenure on the Board?
The biggest change is just how much PRA Group has grown. But even with all of this growth, the core values of building long-term stockholder value, ensuring a focus on quality control and compliance, and increasing productivity remain the same. We have simply found new ways to grow by leveraging those competencies – whether through establishing the Insolvency business or our purchase of Aktiv Kapital. Each of these decisions has delivered growth, but in a way that hasn’t changed who PRA is and has been from the beginning.
What would you say the Board’s most significant priorities over the past year have been?
We’ve really had two primary priorities over the past year. The first is our ongoing focus on compliance. With the regulatory environment getting more and more complex, we remain committed to PRA being the industry standard as we partner with regulators, sellers, and consumers alike. The second priority has been seeking ways to best leverage the skillset of the Company. We added several new directors to our Board of Directors this year, each of whom adds value in helping us determine how we should continue to manage the Company for the long term. These individuals bring experience across our industry with large-scale operations, international focus, and/or industry expertise that we believe will help us continue on the right path for the future. I don’t see any reason why this would change in 2016.
You have significantly increased the number of directors in 2015 and 2016. How can stockholders be confident that our Board is composed of the right directors with the right skill sets to effectively represent our interests?
We made a commitment in 2015 to increase the size of our Board of Directors, but only to the extent that those new directors could add supplemental value and diversity to our existing Board. As a part of this, we found two exceptional, independent directors in Vikram “Vik” Atal and Lance Weaver. Both of these individuals come from very large, global organizations, have robust industry experience and are already having an impact on the Company. We also added two more directors who were natural additions based on their continuing contributions to the Company. First, Kevin Stevenson, who as a co-founder of PRA and an integral part of the leadership team, provides the Board with additional insight into strategic and operational challenges and opportunities that face PRA. Second, Geir Olsen adds substantial value through his continued guidance on international expansion and perspective on the European market. The Nominating and Corporate Governance Committee goes through an extensive process each year to identify ways to enhance the makeup and diversity in our Board of Directors. We believe with the addition of these four directors, we accomplished that goal in 2015 and that stockholders will benefit from these additions in 2016 and beyond.

Notice of Annual Meeting of Stockholders and 2016 Proxy Statement|ii

Notice of Annual Meeting of Stockholders and 2016 Proxy Statement|iii

Notice of Annual Meeting of Stockholders and 2016 Proxy Statement|iv

Proxy Summary

This summary highlights certain information contained elsewhere in the proxy statement. This does not contain all of the information that you should consider and you should read the entire proxy statement carefully before voting.

Proxy Statement
The 2016 Proxy Statement (“Proxy Statement”) is furnished in connection with the solicitation of proxies by the Board of Directors (the “Board”) of PRA Group, Inc. (which, together with its subsidiaries, we refer to as “PRA”, the "Company”, “we”, or “us”) in connection with the 2016 Annual Meeting of Stockholders (the “Annual Meeting”) scheduled for May 13, 2016, at 12:00 noon Eastern Time at PRA’s Corporate Headquarters located at 130 Corporate Boulevard, Building III 2nd Floor, Norfolk, Virginia 23502. These proxy materials are first being furnished to stockholders on or about April 1, 2016.

Our Business
PRA is a specialized financial and business services company. We are a market leader in the consumer debt purchase and collection industry. The Company also provides a broad range of fee-based services including revenue enhancement for local governments; vehicle location, skip-tracing and collateral recovery for auto lenders, governments, and law enforcement; contingent consumer debt recovery on behalf of banks, credit providers, and debt purchasers; and filing of class action claims on behalf of institutional investors, manufacturers, and retailers. PRA was founded in 1996 and has been public since 2002. We are distinguished by our strong customer focus, continuous innovation, expansive data and analytics, and culture of integrity and compliance. We have approximately 3,800 employees in the United States, Canada and throughout Europe. For more information about our businesses, please refer to our Annual Report on Form 10-K filed with the SEC on February 26, 2016.

Investor Outreach and Engagement
PRA regularly communicates with its investors to better understand their perspectives. Throughout the year, our Chief Executive Officer (“CEO”), President, and Director Investor Relations and sometimes other subject-matter experts within the Company engaged with our investors to remain well-informed regarding their perspective on current issues, as well as to address any questions or concerns. These individuals serve as liaisons between stockholders, members of senior management and the Board.
In 2015, we engaged with our stockholders on a regular basis to discuss a range of topics. We recognize the value of taking our investors views into account, and engagement with them helps us understand their opinions, concerns or other matters.
Investor outreach efforts included non-deal road shows, conferences, onsite visits and phone calls. We also communicate with investors and other stakeholders through other avenues, including our annual report and SEC filings, proxy statement, news releases and our website. We hold conference calls for our quarterly earnings releases, which are open to all. These calls and other corporate events are also generally available in real time and as archived webcasts on our website.

Ongoing Focus on Compliance
PRA is dedicated to meeting our compliance obligations and we strive to be the most compliant collections operation in the industry. We believe this enhances the overall customer experience, improves customer service and increases customer satisfaction.
The PRA Compliance Function is led by an independent Chief Compliance Officer who reports to both the CEO and the Compliance Committee of the Board of Directors. PRA’s Compliance Program establishes a risk-based approach and oversight framework to manage compliance risk and ensure compliance with laws and regulations governing PRA’s activities across the globe. The Compliance Program is structured to proactively identify, control, measure, monitor and report compliance risks throughout the Company. The Board of Directors and senior management oversee PRA’s Compliance Management Program, which includes policies and procedures, training, monitoring and a consumer complaint response system. Moreover, PRA has established an Internal Audit function that is responsible for conducting independent reviews of our compliance with consumer protection laws and regulations and adherence to internal policies and procedure.

Notice of Annual Meeting of Stockholders and 2016 Proxy Statement|1

Proxy Summary

VOTING MATTERS AND VOTE RECOMMENDATIONS

Proposal 1: Election of Directors (page 6)
The Board and the Nominating and Corporate Governance Committee believe that the six director nominees possess the necessary qualifications to provide effective oversight of the business and quality advice and counsel to the Company's management.

Director Nominee	Director Since	Principal Occupation	Experience/Qualifications	Our Board's Recommendation
John H. Fain	2010	Retired President and CEO of Metro Information Services, Inc.	High Level of Financial Literacy, Leadership & Board Experience, Experience with Complex Organizations, Entrepreneurial Spirit	FOR
David N. Roberts	2002	CEO of AG Mortgage Investment Trust, Inc.	High Level of Financial Literacy, Leadership & Board Experience, Financial Industry Experience	FOR
Vikram A. Atal	2015	President, Atal Advisors, LLC	High Level of Financial Literacy, Risk Oversight, Leadership & Board Experience, Financial Industry Experience, Experience with Complex Organizations, International/Global Experience	FOR
Geir L. Olsen	2016	Partner, Ubon Partners	Leadership & Board Experience, Financial Industry Experience, Entrepreneurial Spirit, International/Global Experience	FOR
Kevin P. Stevenson	2015	President, Chief Administrative Officer, Interim CFO of PRA Group, Inc.	High Level of Financial Literacy, Leadership & Board Experience, Financial Industry Experience, Experience with Complex Organizations, Entrepreneurial Spirit, International/Global Experience	FOR
Lance L. Weaver	2015	Retired President, Virgin Money Cards
High Level of Financial Literacy, Risk Oversight, Leadership & Board Experience, Financial Industry Experience, Government & Regulatory Experience, Experience with Complex Organizations, Entrepreneurial Spirit, International/Global Experience
				FOR

Proposal 2: Advisory Vote to Approve Executive Compensation (page 25)				FOR
The Company seeks a non-binding advisory vote from its stockholders to approve the compensation of its Named Executive Officers as described in the Compensation Discussion and Analysis section beginning on page 26. The Board values stockholders' opinions and the Compensation Committee will take into account the outcome of the advisory vote when considering future executive compensation decisions.

Proposal 3: Ratification of the Appointment of KPMG as Independent Auditors (page 52)				FOR
The Audit Committee and the Board believe that the continued retention of KPMG to serve as the independent auditors for the fiscal year ending December 31, 2016 is in the best interest of the Company and its stockholders. As a matter of good corporate governance, stockholders are being asked to ratify the Audit Committee's selection of the independent auditors.

Notice of Annual Meeting of Stockholders and 2016 Proxy Statement|2

Proxy Summary

COMPANY PERFORMANCE HIGHLIGHTS
PRA had another year of record performance levels with regards to Cash Receipts, Revenue and Estimated Remaining Collections (ERC), while falling three cents short of last year’s Earnings Per Share (EPS).

Notice of Annual Meeting of Stockholders and 2016 Proxy Statement|3

Proxy Summary

COMPENSATION HIGHLIGHTS
Our consistent strong performance is reflected in the compensation that our Named Executive Officers (“NEOs”) earned in 2015, as described in the Compensation Discussion and Analysis (“CD&A”) in this Proxy Statement. In light of the favorable results of the 2015 advisory vote to approve the Company’s executive compensation*, the Company continued its existing compensation practices without substantial changes in 2015. At the Company’s 2015 Annual Meeting of Stockholders, 98.1% of stockholder votes cast approved, on a non-binding advisory basis, the compensation program for the Company’s NEOs.

2015 Compensation

2015 Compensation Summary
Compensation Component	Steven D. Fredrickson	Kevin P. Stevenson	Michael J. Petit	Neal Stern	Geir L. Olsen(1)
Salary	$903,846	$522,450	$440,962	$403,925	$493,556
Bonus Awarded	$1,250,000	$900,250	$600,000	$820,834	$362,581
Equity Granted	$2,099,879	$879,940	$699,854	$474,904	$699,854
Total 2015 Compensation	$4,253,725	$2,302,640	$1,740,816	$1,699,663	$1,555,991

(1)	Mr. Olsen’s base pay and bonus were converted from Euros as of December 31, 2015 for illustrative purposes only. The exchange rate used was €1:$1.0906.
The compensation of our NEOs further reflects both our 2015 performance and our compensation philosophy. Consistent with our executive compensation philosophy, a significant portion of both our CEO’s and other NEOs’ total compensation is incentive-based and at risk, as illustrated in the following graphs:

*
In this proxy, when we refer to “executive compensation” we mean primarily the Compensation Committee’s decisions regarding all elements of pay for Messrs. Stevenson, Petit, Stern and Olsen, who together with Mr. Fredrickson, are our NEOs during 2015.

Notice of Annual Meeting of Stockholders and 2016 Proxy Statement|4

Proxy Summary

The following illustrates the three-year directional relationship between the Company’s Net Operating Income (NOI) performance and the total direct compensation (TDC) of our Chief Executive Officer (CEO).

CEO TDC (in thousands)
$4,800
$4,600
$4,400
$4,200
$4,000
$3,800
$3,600
NOI (in thousands)
$350,000
$340,000
$330,000
$320,000
$310,000
$300,000
$290,000
$280,000
$270,000

	2013	2014[1]	2015
NOI	$297,527	$342,068	$310,344
CEO TDC	$3,950	$4,596	$4,254

(1)
Mr. Fredrickson also received a retention grant of restricted stock units in 2014 with a fair market value of $1,000,000 when he executed his employment agreement. This grant is not included in TDC, as it is a one-time grant and not considered part of annual compensation for comparison purposes.

Notice of Annual Meeting of Stockholders and 2016 Proxy Statement|5

Proposal 1: Election of Directors

Our business endeavors are managed under the direction of our Board of Directors, which currently consists of eleven members. Eight of our directors, representing greater than a majority of our Board, are independent as required by the independent director rules of the NASDAQ Stock Market LLC (“NASDAQ”). Our Board of Directors is divided into three classes of directors and our Nominating and Corporate Governance Committee regularly reclassifies new directors in order to ensure that any increase or decrease in the number of directors will be more evenly distributed among the three classes, so that each class will consist of approximately one-third of the total number of directors. Each director serves a three-year term. One class of directors is eligible for election at each annual meeting of stockholders. Nominees for director that receive the affirmative votes of a plurality of shares represented and voting in person or by proxy at the Annual Meeting will be elected.
The Nominating and Corporate Governance Committee recommended to the Board the candidates for election and re-election who are included on the ballot for the Annual Meeting. Any nominee for director who receives a greater number of votes withheld from or against his or her election than votes for his or her election shall tender his or her resignation for consideration by the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee will then consider the best interests of the Company and its stockholders and will recommend to the full Board what action should be taken with respect to the tendered resignation.
All nominees have consented to serve as director if elected/reelected. We have no reason to believe that any of the nominees will be unable or unwilling for good cause to serve. However, if any nominee should become unable for any reason or unwilling for good cause to serve, proxies may be voted for another person nominated as a substitute by the Board or the Board may reduce the number of directors. If the Board nominates a substitute, the shares represented by all valid proxies will be voted for that nominee.
The Company did not receive any recommendations of potential director candidates from stockholders for consideration at the 2016 Annual Meeting of Stockholders.

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION OF EACH OF THE DIRECTOR NOMINEES.

Notice of Annual Meeting of Stockholders and 2016 Proxy Statement|6

Proposal 1: Election of Directors

The following table sets forth the names, ages, the membership for each of the standing committees of the Board, and certain other information as of March 17, 2016 for each of the nominees for election as a director and for each of the continuing members of the Board of Directors.

Director Nominee/ Continuing Director	Class	Age	Director Since	Current Term Expires	Audit Committee	Compensation Committee	Compliance Committee	Nominating & Corporate Governance Committee
2016 Director Nominees - Seeking Reelection
John H. Fain	2	67	2010	2016	Member	Member
David N. Roberts	2	53	2002	2016		Chair		Member
2016 Director Nominees -New Directors
Vikram A. Atal	TBD	60	2015	2016	Member
Geir L. Olsen	TBD	46	2016	2016
Kevin P. Stevenson	TBD	52	2015	2016
Lance L. Weaver	TBD	61	2015	2016		Member
Continuing Directors
Steven D. Fredrickson	1	56	2002	2018
Penelope W. Kyle	1	67	2005	2018			Member	Chair
James A. Nussle	3	55	2013	2017			Chair	Member
Scott M. Tabakin	3	57	2004	2017	Chair		Member
James M. Voss	3	73	2002	2017	Member	Member
Number of Meetings in 2015					11	6	6	4
DIRECTOR DASHBOARD

Cognitive Diversity on the Board

Industry Experience
82%
Current/Former CEO
55%
Current/Former CFO
36%
Worked outside the U.S.
27%
Legal Expertise
18%
Technology Expertise
18%

Director Tenure

< 3 years
36%
3-5 years
9%
6-9 years
9%
> 10 years
46%

Director Age

46
Median: 57
73

Notice of Annual Meeting of Stockholders and 2016 Proxy Statement|7

Proposal 1: Election of Directors

DIRECTOR NOMINEES – TERMS EXPIRING IN 2016

Mr. Fain has more than 25 years of business management experience, including service as the co-founder, President and Chief Executive Officer of Metro Information Services, Inc. (“Metro”). Metro was an information technology consulting services firm that went public in 1997, and subsequently merged with Keane, Inc. in 2001. Prior to co-founding Metro, Mr. Fain developed and ran his own independent data processing consulting practice, servicing clients in multiple states. Mr. Fain has been retired since Dec 31, 2002, and serves on the Investment Committee of the Hampton Roads Community Foundation and the Endowment Committee of the Virginia Beach Aquarium and Marine Science Center Foundation. Mr. Fain was appointed to the Board because of his insight with respect to the use of information technology strategies in large companies, his operational and financial expertise and his experience as a chief executive officer and director of a sizeable public company.

John H. Fain Independent Retired President and Chief Executive Officer of Metro Information Services, Inc. Director Since 2010

Mr. Roberts joined Angelo, Gordon & Co., a registered investment advisor, in 1993. Mr. Roberts helped to start and grow a number of the firm’s businesses, including opportunistic real estate, private equity and net lease real estate, and RMBS. Currently he is the Chief Executive Officer of the firm’s publicly traded REIT, AG Mortgage Investment Trust, Inc. Mr. Roberts, through his role at Angelo, Gordon & Co., helped to guide the Company through its transition from a small private company to a major, publicly-traded company. Prior to joining Angelo, Gordon & Co., Mr. Roberts was a principal at Gordon Investment Corporation, a Canadian merchant bank, from 1989 to 1993, where he participated in a wide variety of transactions. Prior to that, he worked in the Corporate Finance Department at L.F. Rothschild where he specialized in mergers and acquisitions. Mr. Roberts' qualifications to serve on the Board include his extensive knowledge of the Company and his financial expertise in business development, operations and strategic planning. Mr. Roberts has a deep understanding of the industries in which the Company does business.

David N. Roberts Independent Chief Executive Officer of AG Mortgage Investment Trust, Inc. Director Since 2002

Notice of Annual Meeting of Stockholders and 2016 Proxy Statement|8

Proposal 1: Election of Directors

DIRECTOR NOMINEES – NEW DIRECTORS SEEKING ELECTION IN 2016

Mr. Atal formed Atal Advisers, LLC in February 2013 concurrent with his departure from Citigroup. Mr. Atal served in executive roles with Citigroup, Inc. for 27 years. From 2008 to 2013, he was an executive vice president for Citigroup's global consumer bank, where he had responsibility for shaping Citi as an information-centric enterprise, leveraging analytics and data to drive growth, and oversaw loss mitigation efforts against Citi's high-risk consumer portfolio through the financial crisis. From 2005 to 2008, he served as chairman and Chief Executive Officer for Citi Cards' branded and retail partner cards franchise in North America, which had revenues of $18 billion and more than 60 million customers. His previous roles with Citigroup included leadership of partnership programs for Citi Cards, Chief Financial Officer of Citi's U.S. cards franchise, and overseeing SEC, regulatory and business financial reporting for Citicorp. Mr. Atal holds a Bachelor of Arts degree in mathematics from St. Stephen's College in Delhi, India, and a Bachelor of Science degree in finance from the London School of Economics and Political Science. Mr. Atal’s experiences as a CFO in the Financial Services industry along with his significant international experience working for complex, publicly traded organizations make him a strong, well-qualified addition to the Board of Directors.

Vikram A. Atal Independent President, Atal Advisers, LLC Director Since 2015

Mr. Olsen was the Chief Executive Officer and board member of Aktiv Kapital, AS, a leading European consumer debt purchaser, prior to its acquisition by PRA Group, Inc. in 2014. Post-acquisition he served as the CEO of PRA Group Europe until January 2016. Under Mr. Olsen’s leadership the two companies were integrated, and PRA Group’s European market position was significantly strengthened. Prior to Aktiv Kapital, Mr. Olsen held various leadership roles in sales, marketing and strategy with Cisco Systems and Tandberg, a Norwegian company that Cisco acquired in 2010. He also advised financial services and technology companies as a consultant at McKinsey & Company for five years prior to joining Tandberg. Currently Mr. Olsen is a partner at Ubon Partners, an investment company focused on early stage companies in technology and financial services that he cofounded in 2013. He previously served on the board of Acano Ltd, a technology company based in the U.K., prior to its acquisition by Cisco. Mr. Olsen was appointed to the board due to his deep understanding of the European debt purchase markets as well as his experience in using technology to transform businesses.

Geir L. Olsen Former Executive Officer Partner, Ubon Partners Director Since 2016

Notice of Annual Meeting of Stockholders and 2016 Proxy Statement|9

Proposal 1: Election of Directors

DIRECTOR NOMINEES – NEW DIRECTORS SEEKING ELECTION IN 2016

Mr. Stevenson co-founded PRA in 1996. In 2015, he was appointed President, Chief Administrative Officer and Interim Chief Financial Officer. Prior to this, he was PRA’s Executive Vice President, Chief Financial and Administrative Officer, Treasurer and Assistant Secretary. Before founding PRA, he was controller and department manager of financial control and operations support at Household Recovery Services (“HRSC”) from 1994 to 1996. Prior to joining HRSC, he was controller of Household Bank's regional processing center in Worthington, Ohio, where he also managed the collections, technology, research and ATM departments. While at Household Bank, he participated in numerous bank and branch acquisitions as well as divestitures. Kevin is a Certified Public Accountant and received his bachelor’s degree in Accounting from the Ohio State University. He currently serves on the boards of the American Red Cross of Southeastern Virginia and EQUI-KIDS Therapeutic Riding Program of Virginia Beach. Mr. Stevenson was appointed to the PRA board because of his deep company and industry knowledge and strong financial acumen.

Kevin P. Stevenson Executive Officer President, Chief Administrative Officer, and Interim CFO of PRA Group, Inc. Director Since 2015

Mr. Weaver is an accomplished consumer financial services executive with nearly 40 years of experience across the consumer lending, mortgage and credit card asset classes. He has served as an advisor to financial services companies including VISA, Citigroup, Total System Services and Apollo Capital, and was President, Money Cards for Virgin Money Holdings in the U.K. from 2013 to 2015. Before holding these positions, he was president of EMEA Card Services for Bank of America, with approximately $30 billion in assets across Europe, Canada and China. He had previously served on the senior management team of MBNA Corporation for 15 years, where he helped build MBNA into the largest independent credit card lender in the world when it was acquired by Bank of America in 2006. His prior experience includes executive leadership roles with Citigroup, Wells Fargo and Maryland National Bank. Mr. Weaver earned a Bachelor of Arts degree in marketing from Georgetown University. He is a past member of the Georgetown University board of directors and board of trustees, and a past board chair of MasterCard. Mr. Weaver’s international experiences in the Financial Services industry along with his experience working for complex, highly regulated, publicly traded organizations make him a strong, well-qualified addition to the Board of Directors.

Lance L. Weaver Independent Retired President, Virgin Money Cards Director Since 2015

Notice of Annual Meeting of Stockholders and 2016 Proxy Statement|10

Directors Continuing in Office

DIRECTORS CONTINUING IN OFFICE – TERMS EXPIRING IN 2017

Mr. Tabakin is an executive-level consultant, advising boards and management teams on strategy, capital raising, capital structures and exit strategies. He was a certified public accountant and has more than 30 years of public-company experience. Previously, Mr. Tabakin was Executive Vice President and Chief Financial Officer of ValueOptions, Inc., then the nation’s largest independent, privately owned behavioral health and wellness company from December 2011 to December 2013. Mr. Tabakin also served as Executive Vice President and Chief Financial Officer of Bravo Health, Inc., a privately owned managed health care company, from July 2006 until the sale of the company in November 2010. Prior to that, he was Executive Vice President and Chief Financial Officer of AMERIGROUP Corporation, then a publicly traded (NYSE) managed health care company. From October 1992 until May 2001, Mr. Tabakin was Executive Vice President and Chief Financial Officer of Beverly Enterprises, Inc., then the nation's largest publicly traded (NYSE) provider of long-term health care. From June 1980 until October 1992, Mr. Tabakin worked for the accounting firm of Ernst & Young. Mr. Tabakin holds a Bachelor of Science degree in accounting from the University of Illinois. He also serves on the boards of the University of Maryland Medical System Health Plans and Living Life Solutions. These experiences, including his tenure as the chief senior financial officer of two large publicly traded companies, provide Mr. Tabakin with a comprehensive understanding of the complex financial and legal issues facing public companies and were all factors in our conclusion that Mr. Tabakin made and continues to make strong contributions to the Company through his service on our Board.

Scott M. Tabakin Independent Independent Consultant and Advisor Director Since 2004

Mr. Voss, who has more than forty years of experience as a senior finance executive, currently serves as an independent financial consultant. From 1992 through 1998, he was with First Midwest Bank as Executive Vice President and Chief Credit Officer. Prior to that, he served in a variety of senior executive roles during a twenty-four year career with Continental Bank of Chicago, and was Chief Financial Officer at Allied Products Corporation, a publicly traded (NYSE) diversified manufacturer. Mr. Voss has both a bachelor’s degree and an MBA from Northwestern University. Mr. Voss's combination of expertise in the areas of business and finance enables him to provide unique insight and perspective to our Board and to address complex financial issues, which may be presented to our Board. Mr. Voss also served on the Board of AG Mortgage Investment Trust, Inc. from 2011 to 2014.

James M. Voss Independent Independent Financial Consultant Director Since 2002

Mr. Nussle currently serves as President and CEO of The Credit Union National Association, since September 2014. Mr. Nussle also serves as an independent director of the Thrivent Financial Mutual Funds and is an industry advisor to a private equity firm, Avista Capital Partners. Mr. Nussle previously served as the President of Growth Energy, a renewable energy industry association based in Washington D.C from 2010 to 2013. Prior to his private sector career, Mr. Nussle had extensive service in government at both the local and federal levels. He served eight terms as a U.S. Representative from Iowa between 1991 and 2007; was elected by his colleagues to serve three terms as the House Budget Committee Chairman; and was selected by President George W. Bush in 2007 to serve in his Cabinet as the Director of the Office of Management and Budget and serve on a number of the President’s policy councils including the National Economic, Homeland Security, and National Security Councils. Mr. Nussle also served four years as an elected prosecuting attorney in Iowa and practiced law in Iowa. Mr. Nussle has a bachelor’s degree from Luther College and a juris doctorate from Drake Law School. In addition to his industry experience, Mr. Nussle’s legal background along with his experiences with regulators makes him a strong contributor to the Company through his service to both our Board and to the committees on which he participates.

James A. Nussle Independent President and CEO of The Credit Union National Association Director Since 2013

Notice of Annual Meeting of Stockholders and 2016 Proxy Statement|11

Directors Continuing in Office

DIRECTORS CONTINUING IN OFFICE – TERMS EXPIRING IN 2018

Mr. Fredrickson is Chairman and CEO of PRA Group, Inc., which he co-founded with Mr. Stevenson in 1996. Previously, Mr. Fredrickson served as Chairman, President and CEO of PRA from 2002 to 2015. Mr. Fredrickson has more than 30-years of experience in financial services including leadership roles at Household Recovery Services’ (“HRSC”) Portfolio Services Group and Household Commercial Financial Services. Prior to joining HRSC, Mr. Fredrickson specialized in corporate and real estate workouts at Continental Bank of Chicago. Mr. Fredrickson has an MBA from the University of Illinois and a bachelor’s degree from the University of Denver. In addition, Mr. Fredrickson is very active in the community serving as a member of the board of directors for the United Way of South Hampton Roads and the St. Mary’s Home Foundation. He is also on the executive advisory council of the College of Business and Public Administration at Old Dominion University and a Trustee of the EVMS Foundation.

Steven D. Fredrickson Executive Officer Chairman and CEO of PRA Group, Inc. Director Since 2002

Ms. Kyle is currently the President of Radford University. Prior to her appointment as President of Radford in June 2005, she had served since 1994 as Director of the Virginia Lottery under three Virginia governors. Earlier in her career, Ms. Kyle was an attorney with the law firm McGuire Woods in Richmond, Virginia. She was later employed at CSX Corporation, where during a 13-year career she became the company's first female officer and a vice president in the finance department. Ms. Kyle has a bachelor’s degree from Guilford College, an MBA from the College of William and Mary, and has completed post-graduate work at Southern Methodist University. She also has her juris doctorate from the University of Virginia. Ms. Kyle also has prior service as a director and chair of the audit committee of a publicly traded company. Ms. Kyle brings a unique and valuable perspective to our Board based on her distinctive background in law, business, academia and government, particularly with respect to matters relating to law and corporate governance.

Penelope W. Kyle Independent President, Radford University Director Since 2005

Notice of Annual Meeting of Stockholders and 2016 Proxy Statement|12

Corporate Governance

BUILDING THE PRA BOARD
The Nominating and Corporate Governance Committee takes the task of building a board of directors for PRA seriously. The responsibility of service as a director requires highly skilled individuals with various qualities, skills, attributes, and professional experience. The Board believes that there are general requirements for service on the Board that are applicable to all directors and that there are other skills and experiences that should be represented on the Board as a whole, but not necessarily by each director. The Nominating and Corporate Governance Committee reviews potential candidates for director vacancies and recommends nominees to the Board for approval. The Committee may retain, from time to time, a third-party search firm to assist in identifying potential candidates.
The Board and the Nominating and Corporate Governance Committee consider the qualifications of directors and director candidates individually and in the broader context of the Board’s overall composition and the Company’s current and future needs. They then require that each director be recognized as a person of high integrity and ethical standards, committed to representing the long-term interests of stockholders and possessing a proven record of success in his or her field. Each director must also have a familiarity with and respect for corporate governance requirements and practices as well as an appreciation for diversity and inclusion. While the Board does not have a specific diversity and inclusion policy, it does consider diversity of race, ethnicity, gender, age, cultural background, and professional experiences in evaluating candidates for Board membership. In addition, all directors should have sufficient time to properly discharge the duties associated with serving as a director and to attend and participate in Board and committee meetings. The Nominating and Corporate Governance Committee also prefers that director candidates have intangible qualities including the ability to ask difficult questions while continuing to work collegially with the other directors and members of management.

Qualifications, Experiences, Knowledge, Skills and Abilities to be Represented on the Board
The Board and the Nominating and Corporate Governance Committee have identified certain qualifications, experiences, knowledge, skills, and abilities that are important to be represented on the Board as a whole, in light of the Company’s current needs and business priorities. The list below represents the qualifications and experiences that should be represented on the Board:
The Board also reviewed the knowledge, skills and abilities that they believe would be essential for a director. Below are the knowledge, skills and abilities that were identified as being essential for all directors.

Notice of Annual Meeting of Stockholders and 2016 Proxy Statement|13

Corporate Governance

Summary of Qualifications of Board of Directors
The table below includes the specific qualifications and experiences of each director that led the Board to conclude that the director is qualified to serve on the Board. While we look to each director to be knowledgeable in these areas, a “✓” in the chart below indicates that the item is a specific qualification or experience that the director brings to the Board. The absence of a “✓” for a particular item does not mean that the director does not possess that qualification or experience.

Qualification	Atal	Fain	Fredrickson	Kyle	Nussle	Olsen	Roberts	Stevenson	Tabakin	Voss	Weaver
High Level of Financial Literacy	✓	✓	✓				✓	✓	✓	✓	✓
Risk Oversight	✓								✓	✓	✓
Leadership & Board Experience	✓	✓	✓	✓	✓	✓	✓	✓	✓	✓	✓
Financial Industry Experience	✓		✓			✓	✓	✓		✓	✓
Government & Regulatory Experience				✓	✓				✓		✓
Experience with Complex Organizations	✓	✓	✓	✓	✓			✓	✓		✓
Entrepreneurial Spirit		✓	✓		✓	✓		✓	✓		✓
International/Global Experience	✓		✓		✓	✓		✓		✓	✓

Director Orientation, Education and Preparation
The Company conducts a formal orientation program for all new directors, which includes a one-on-one meeting with each of our principal executives as well as the provision of extensive written material about the Company, its operating units and departments, and the industries in which the Company and its subsidiaries operate. Senior management reports and meetings with directors involve operating performance overviews, strategic plans and significant financial, accounting, compliance and risk management issues, as well as the Company’s succession plans. Directors visit the Company's departments and subsidiaries in order to gain additional knowledge about their operations. Further, all directors participate as a group in ongoing continuing education through director education sessions that are held on a regular Board meeting date at least once per year. The Company also affords directors the opportunity and funds to attend additional external director education programs. Management ensures that the Board is fully informed about the Company's business by providing regular written financial reports, reports of operations, compliance reports and updates and other relevant reports at Board meetings at least quarterly, as well as between meetings and at committee meetings. Board materials related to agenda items are provided a sufficient time in advance of Board meetings to allow the directors time to prepare for meaningful discussion. All Board members also receive comprehensive quarterly financial reports and budget briefings from the Chief Financial Officer (“CFO”). Members of senior management attend regular Board meetings, or portions thereof, for the purpose of participating in discussions and providing management reports on business unit operations and operational developments and risks. Directors also have access to members of management and employees of the Company between meetings and, as necessary and appropriate, may consult with and engage, at the Company's expense, independent legal, compensation, financial and accounting advisors to assist them in performing their duties to the Company and its stockholders.

Notice of Annual Meeting of Stockholders and 2016 Proxy Statement|14

Corporate Governance

BOARD GOVERNANCE

Corporate Governance Guidelines and Code of Conduct and Ethics
Our Board and management are committed to strong ethical conduct, corporate governance and sound business practices. We have a Code of Business Conduct and Ethics, which satisfies the requirements for a “code of ethics” under the United States Securities Exchange Commission (“SEC”) rules and covers the members of our Board, our officers, including our CEO, our President, and our employees. Our Code of Business Conduct and Ethics addresses, among other items, conflicts of interest; confidentiality; fair dealing; protection and use of corporate assets; compliance with laws and the reporting of illegal, fraudulent, or unethical behavior. We will disclose amendments to our Code of Business Conduct and Ethics, as well as any waivers thereof, on our website, www.pragroup.com, to the extent permissible by the rules and regulations of the SEC and the NASDAQ. There were no waivers of the Code of Business Conduct and Ethics granted in 2015.
Our Corporate Governance Guidelines and our Code of Business Conduct and Ethics are posted on the Investor Relations page of our website, www.pragroup.com along with copies of the charters for each of the Audit Committee, Compensation Committee, Compliance Committee and Nominating and Corporate Governance Committees. Please note that the website does not constitute a part of this Proxy Statement. These materials are also available in print to any stockholder who makes a request to the Corporate Secretary at 140 Corporate Boulevard, Norfolk, Virginia 23502, Attention: Corporate Secretary. The Board regularly reviews committee charters and major corporate governance developments and modifies its governance principles, committee charters and key practices as warranted. Additionally, the Nominating and Corporate Governance Committee ensures that assessments of each of the committees and the Board itself are conducted. This process enhances director, committee, and Board effectiveness. At the conclusion of the Board and committee assessments, the Board uses the information obtained to evaluate and refine its processes and committee charters, as necessary.

Director Attendance
During 2015, the Board held twenty-three meetings: five regular meetings and eighteen special meetings. The majority of the Board attended 100% of the regular meetings of the Board in 2015. Each director attended at least 75% of the aggregate number of meetings of the Board and committees on which he or she served during 2015. All directors are encouraged, but not required, to attend our Annual Meeting of Stockholders. With the exception of Mr. Nussle, all of our directors attended the 2015 Annual Meeting of Stockholders.

Director Independence
The Board currently consists of eleven directors, two of whom are employed by the Company (Steven D. Fredrickson, Chairman of the Board and CEO, and Kevin P. Stevenson, President, Chief Administrative Officer, and Interim CFO). The Board has established guidelines, which conform to the independence requirements of the NASDAQ listing standards to assist it in determining director independence. In February 2016, each director completed a directors' and officers' questionnaire in accordance with current proxy disclosure requirements. These included updated information concerning their qualifications and experience, as well as any conflicts of interest, job changes, and any material transactions, material relationships, and other arrangements between the Company and the directors or immediate family members of the directors. Based on the responses received, it was determined that other than Mr. Olsen, who recently retired as CEO of PRA Europe, the remaining non-employee directors of the Company lack material relationships with the Company, and are independent directors under applicable securities law requirements and NASDAQ rules.

Notice of Annual Meeting of Stockholders and 2016 Proxy Statement|15

Corporate Governance

This determination was made based upon a number of facts indicating that, other than Mr. Olsen, none of our other non-employee directors has a direct or indirect material relationship with the Company, including, but not limited to, the following:

•
Except for Steven D. Fredrickson, Chairman of the Board and CEO, Kevin P. Stevenson, President, Chief Administrative Officer, and Interim CFO, and Geir L. Olsen, former CEO, PRA Europe, no director is, or has ever been, an executive officer of the Company or employed by the Company or its subsidiaries, or has an immediate family member who is an officer of the Company or any of its subsidiaries or has any current or past material relationships with the Company;

•
No director, other than Messrs. Fredrickson, Stevenson and Olsen have ever received any compensation from, worked for, been retained by, or received anything of substantial value from the Company, other than director compensation;

•
No director or any member of any director's immediate family is, or ever was, employed by the Company's independent registered public accounting firm, or ever worked on the Company's audit at any time;

•
No NEO serves on the board of directors of any company that employs one of our directors or any member of the immediate family of any of our directors; no NEO sits on a board of directors of any company at which one of our directors is the chief executive officer or chief operating officer, and none of our directors nor any members of the immediate family of any of our directors has been an executive officer of any entity having a compensation committee on which one or more of the Company’s executive officers has concurrently served;

•
None of the independent directors, their respective affiliates or members of their immediate family, directly or indirectly, has engaged in any transaction with the Company or its affiliates or has any relationship with the Company or its affiliates which, in the judgment of the Board, is inconsistent with a determination that the director is independent;

•
No director and no immediate family member of any director is a partner or controlling stockholder, director or executive officer of any entity from which the Company purchases goods or services, or to which the Company makes charitable contributions in excess of 5% of the entity's consolidated gross revenues for that year, or $200,000, whichever is greater; and

•	There are no family relationships among any of the directors or executive officers of the Company.

Board Leadership
The structure of our Board leadership consists of a Chairman (who is also our CEO), strong independent committee chairs and a Lead Independent Director, who is elected solely by the independent directors, and whom we refer to as our Lead Director. Our Board believes that the current Board leadership structure, in which the roles of Chairman and CEO are held by one person, is best for the Company and its stockholders at this time. As Chairman and CEO, Mr. Fredrickson is able to utilize the in-depth focus and perspective gained in running the Company to effectively and efficiently guide our directors by focusing their attention on issues of greatest importance to the Company and its stockholders, while also working closely with Mr. Roberts, the Lead Director. However, the Board does review the appropriateness of this structure on a regular basis. Our Lead Director coordinates the activities of the other independent directors to ensure strong independent oversight of management; facilitates information flow and communication by acting as a liaison between the directors and management; chairs all meetings of the Board during executive session; and is authorized to call meetings of the independent directors and retain any outside advisors and consultants who report directly to the Board.

Independent Director Meetings
The Board believes that strong, independent Board leadership is a critical aspect of effective corporate governance; therefore, independent directors meet at least quarterly in executive session without management present, as part of each regularly scheduled Board meeting. The Lead Director acts as chairman of these sessions, at which the independent directors have the opportunity to frankly discuss management’s performance.

Notice of Annual Meeting of Stockholders and 2016 Proxy Statement|16

Corporate Governance

Board Risk Oversight
The Board, as a whole and through its committees, is responsible for overseeing PRA’s risk profile and management’s processes for assessing and managing risk, and management is responsible for day-to-day risk management. The Board recognizes that the Company faces a broad range of risks, including financial, regulatory, operational, political, reputational, governance, and legal, that may affect the Company's ability to execute corporate strategies and fulfill business objectives. The Board operates within a climate of transparency and uninhibited dialogue with senior management. Consistent with this approach, senior management attends the regular meetings of the Board and routinely reports on their activities and presents quarterly risk management reports to the Audit Committee. These reports include risk considerations and discussions concerning actions and strategies for monitoring, managing and mitigating any risks identified. The Board meets regularly to discuss the strategic direction of the Company; a consideration of key risks is essential to the Company's strategic planning process. The Company’s Compliance Department documents known risks, assesses the sufficiency of risk identification, and recommends the appropriate manner in which to control or mitigate those risks.
Certain important categories of risk are assigned to committees that review, evaluate and receive management reports on risk. These include the following:

•
The Audit Committee receives quarterly risk management updates from the Company's CFO and the Company's external auditors on financial risks, compliance with reporting requirements, and internal controls. The Audit Committee also receives quarterly reports from the Company’s Senior Vice President, Corporate Audit Services on the results of internal audit testing;

•
The Compensation Committee takes measures to prevent the Company's compensation programs and incentives from leading to decisions that encourage or promote excessive risk-taking. The Compensation Committee, with assistance from Frederic W. Cook & Co. (“FW Cook”), the Compensation Committee’s independent compensation consultant, has reviewed the Company’s compensation policies and practices for all employees, including our NEOs, as they relate to risk management practices and risk-taking incentives, and has determined that there are no risks arising from these policies and practices that are reasonably likely to have a material adverse effect on the Company;

•	The Compliance Committee oversees matters of non-financial compliance, significant legal or regulatory compliance exposure and material reports or inquiries from government or regulatory agencies; and

•	The Chief Compliance Officer regularly attends executive sessions with the Board of Directors on matters of compliance.

Policies for Approval of Related Person Transactions
The Company requires disclosure of any relationships and transactions in which the Company, its directors, its executive officers or their immediate family members are participants, and conducts a review of transactions of the Company with any stockholders owning five percent (5%) or more of the Company's outstanding common stock, to determine whether there are any such transactions in amounts at or exceeding the minimum threshold for disclosure in this Proxy Statement under the relevant SEC rules (generally, transactions involving amounts exceeding $120,000) in which a related person has a direct or indirect material interest. The Company's General Counsel is primarily responsible for developing and implementing the policy and procedures relative to the review and approval of related party transactions. The complete details of any proposed transaction must be presented to the Company's General Counsel by the party intending to enter into the transaction. The Company's General Counsel will make an initial materiality determination, and when appropriate, will prepare a written analysis and recommendation to the Nominating and Corporate Governance Committee based on: (i) the nature of the proposed transaction; (ii) the related person’s interest in the transaction; (iii) the dollar value of the transaction; (iv) the importance of the transaction to the business of the Company; (v) the material terms of the transaction; and (vi) the overall fairness of the transaction to the Company. Based on the foregoing factors, the Nominating and Corporate Governance Committee will decide whether to recommend that the proposed transaction be brought before the full Board for consideration.

Notice of Annual Meeting of Stockholders and 2016 Proxy Statement|17

Corporate Governance

If the matter is presented to the Board for a vote, and a related party is involved in the transaction, he or she will not be allowed to participate in any discussions and decisions concerning the transaction. If the Board approves the transaction, the Company's General Counsel will ensure that a written arm's length contract between the parties is appropriately executed by all parties. The Company discloses all such transactions that are determined to be directly or indirectly material to a related person. No such transactions are currently being considered.
The standing committees of the Company’s Board include an Audit Committee, a Compensation Committee, a Compliance Committee and a Nominating and Corporate Governance Committee. Non-employee directors serve on one or two committees of the Board. The committees of the Board meet regularly and report on their activities and results of meetings to the full Board. Only directors that have been determined by the Board to be independent as defined by the associated NASDAQ rules may serve on Board committees.

Notice of Annual Meeting of Stockholders and 2016 Proxy Statement|18

Corporate Governance

BOARD COMMITTEES

Audit Committee
The Audit Committee is appointed to assist the Board in fulfilling its oversight responsibilities. Audit Committee members shall meet the independence and other applicable requirements of the SEC, the NASDAQ and the Sarbanes-Oxley Act of 2002. All current members of the Audit Committee are independent and audit committee financial experts as defined in the Securities Exchange Act of 1934 (the “Exchange Act”). The Audit Committee’s primary duties and responsibilities are to:

•	Monitor and review the integrity of the Company’s financial reports and monitor and provide oversight of the Company’s systems of internal controls regarding accounting and financial reporting;

•	Engage and monitor the independence and performance of the Company’s independent auditors;

•	Monitor the independence and performance of the Company’s internal auditors; and

•	Provide an avenue of communication between the independent auditors, management, the internal audit department and the Board.
The Audit Committee has the authority to conduct or authorize investigations into any matter within the scope of its responsibilities and it shall have direct access to the independent auditors, as well as anyone in the Company. The Audit Committee has the ability to retain, at the Company’s expense, special legal, accounting, or other consultants or advisors it deems necessary in the performance of its duties or to assist in the conduct of any investigation.

Compensation Committee
The Compensation Committee oversees the development and administration of the Company’s compensation policies and programs. As described in its charter, the Compensation Committee's primary responsibilities are to:

•	Develop and oversee the implementation of the Company's compensation philosophy with respect to its directors, CEO, other NEOs and other executive officers who report directly to the CEO;

•	Assure that the Company's executives are compensated in a non-discriminatory manner, consistent with such compensation philosophy, internal equity considerations, and market practice;

•
Ensure pay for performance decisions take into consideration compliance with all applicable laws and regulations that have an impact on our business in order to maintain the highest standards of integrity and ethical conduct;

•	Review and approve the Company’s CD&A disclosure containing the Company’s compensation policies and the reasoning behind such policies; and

•	Review compensation programs and policies for features that may encourage excessive risk taking, and determine the extent to which there may be a connection between compensation and risk.
As stated in its charter, the Compensation Committee has sole authority to retain and terminate an independent consulting firm. Pursuant to this authority, the Compensation Committee has engaged FW Cook to assist in the evaluation of executive compensation. For more information on the responsibilities and activities of the Compensation Committee, refer to the CD&A section in this Proxy Statement.

Notice of Annual Meeting of Stockholders and 2016 Proxy Statement|19

Corporate Governance

Compliance Committee
The Compliance Committee oversees the Company’s compliance and ethics programs, policies and procedures. As more fully described in its charter, the Compliance Committee has the following responsibilities:

•	Oversee matters of non-financial compliance including; significant legal or regulatory compliance exposure and material reports or inquiries from government or regulatory agencies;

•	Oversee the Company’s efforts to implement compliance programs, policies and procedures in response to compliance and regulatory risks;

•
Oversee the investigation of, and may also request the investigations of, any instances of noncompliance issues with laws or the Company’s compliance programs, policies or procedures or potential compliance violations reported to the committee;

•	Regularly review the Company’s compliance risk assessment plan with the Company’s Chief Compliance Officer; and

•	Review compliance related complaints from internal and external sources.

Nominating and Corporate Governance Committee
The Nominating and Corporate Governance Committee ensures that the Board has an effective corporate governance program in place by reviewing the Company’s corporate governance practices and related public issues important to the Company, and making recommendations to the Board on such issues. As more fully described in its charter, the Nominating and Corporate Governance Committee is responsible for:

•	Conducting annual reviews of the composition of all committees;

•	Making recommendations concerning Board dynamics;

•	Monitoring the Company’s succession plan for key positions within the Company’s leadership team;

•	Overseeing director education and development; and

•	Ensuring that the Board and its committees conduct and discuss their annual self-evaluations.
The Nominating and Corporate Governance Committee is also responsible for identifying, reviewing and recommending nominees for election to the Board. In addition to considering the qualifications of candidates suggested by current directors and officers of the Company, they also consider any candidates who may be recommended by stockholders in accordance with Section 2.11 of the Company’s By-laws and Article Five of the Company’s Amended and Restated Certificate of Incorporation. For more information on the procedures for submission of stockholder proposals, see the “Submission of Stockholder Proposals” section. The Nominating and Corporate Governance Committee uses the same criteria in evaluating any candidates nominated by a stockholder as it does for current directors and officers of the Company.

Notice of Annual Meeting of Stockholders and 2016 Proxy Statement|20

Corporate Governance

COMPENSATION OF DIRECTORS
The Board, upon the recommendation of the Compensation Committee, sets the compensation for non-employee directors to fairly compensate them for the work required of them, based on the Company's size and scope. In addition to annual cash retainers, non-employee directors receive annual equity awards in order to align their interests with the long-term interests of the Company's stockholders. In early 2016, FW Cook provided the Compensation Committee with a peer group analysis of the compensation of the directors of companies in the Compensation Peer Group listed on page 31 of this Proxy Statement. The peer group analysis indicated that some elements of the non-employee director compensation fell below median as compared to the Compensation Peer Group. Based on this analysis, the Compensation Committee made changes, as shown in the chart below, to better align director compensation with the competitive market.

Annual Member Retainers	2015	2016
Annual Retainer (Cash)	$60,000	$60,000
Annual Retainer (Company Stock)	$110,000	$110,000

Annual Committee Chair Retainers (Cash)	2015	2016
Audit Committee	$25,000	$25,000
Compensation Committee	$15,000	$17,500
Compliance Committee	$15,000	$15,000
Nominating and Corporate Governance Committee	$10,000	$15,000

Annual Committee Member Retainers (Cash)	2015	2016
Audit Committee	$12,500	$12,500
Compensation Committee	$7,500	$8,750
Compliance Committee	$7,500	$7,500
Nominating and Corporate Governance Committee	$5,000	$7,500

	2015	2016
Lead Director Retainer (Cash)	$15,000	$25,000
On the date of the 2015 Annual Meeting of Stockholders, each non-employee director in service at the time was awarded non-vested shares valued at approximately $110,000. Annual director stock awards become fully vested one year after the grant date. This vesting schedule, combined with the targeted director stock ownership policy described below, advances the alignment of directors' economic interests with those of stockholders. Recognizing that each director should have a substantial personal investment in the Company, the Board has adopted a target stock ownership policy which applies to each director, requiring a personal holding by each director of a number of shares valued at not less than five times the director's annual retainer (cash portion), exclusive of Committee retainers. Directors are expected to acquire and maintain this share ownership threshold within five years after joining the Board. All board members have met the stockholding requirement or are in the process of meeting the requirement within the five year time period. In 2015, the Company offered no compensation to its directors other than their annual retainers, including annual committee chair and member retainers, and stock awards; however, each director is reimbursed for travel expenses in connection with attendance at Board meetings and for all reasonable expenses associated with continuing education programs. The Company offers no retirement benefits or other perquisites to directors. The Company maintains policies of directors' and officers' liability insurance covering all directors. The Company's CEO received no additional compensation for his service as a director and Chairman of the Board and the Company’s President received no additional compensation for his service as a director.

Notice of Annual Meeting of Stockholders and 2016 Proxy Statement|21

Corporate Governance

2015 Director Compensation Table

Name	Fees Earned or Paid in Cash	Stock Awards(1)	Total Compensation
Vikram A. Atal	$18,125	$109,968	$128,093
John H. Fain	$80,000	$109,944	$189,944
Penelope W. Kyle	$77,500	$109,944	$187,444
James A. Nussle	$80,000	$109,944	$189,944
David N. Roberts	$95,000	$109,944	$204,944
Scott M. Tabakin	$92,500	$109,944	$202,444
James M. Voss	$80,000	$109,944	$189,944
Lance L. Weaver(2)	-	-	-

(1)
The amounts reported in the Stock Awards column represent the aggregate grant date fair value of the stock awards calculated by multiplying the number of non-vested shares granted by the closing stock price of the Company's common stock on the grant date. The actual amount of compensation that will be realized by a director at the time an award vests will depend upon the market price of the Company's common stock at the vesting date.

(2)	Mr. Weaver was appointed to the Board of Directors on December 22, 2015 and did not receive any fees or stock awards in 2015.

Compensation Committee Interlocks and Insider Participation
During 2015, all of the members of the Compensation Committee were independent directors, no member was an employee or former employee of the Company and no member had any related party transactions that would require disclosure under SEC rules. During 2015, no NEO of the Company served on any compensation committee (or its equivalent) or Board of Directors of any other company whose executive officer served on our Compensation Committee or Board.

Notice of Annual Meeting of Stockholders and 2016 Proxy Statement|22

Security Ownership

SECURITY OWNERSHIP OF MANAGEMENT AND DIRECTORS
The following table contains information about the shares of the Company's common stock beneficially owned as of March 17, 2016 (the “Record Date”) by the NEOs named therein, and each of the Company's non-employee directors. Subject to any applicable community property laws, to the knowledge of the Company, the persons named in the table below have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them. To the knowledge of the Company, none of the persons named in the table below have pledged any of the shares of common stock beneficially owned by them as security. There are no outstanding stock options and all non-vested shares vesting within 60 days of the Record Date are deemed outstanding for the purpose of the table below.

Name	Shares Owned	Shares Not Vested	Shares Vesting within 60 Days of 3/17/2016	Total Shares Beneficially Owned	Percentage of Shares Owned
Vikram A. Atal	-	1,740	-	-	0.00%
John H. Fain	18,346	1,937	-	18,346	0.04%
Penelope W. Kyle	29,155	1,937	-	29,155	0.06%
James A. Nussle	4,168	1,937	-	4,168	0.01%
David N. Roberts	64,838	1,937	-	64,838	0.14%
Scott M. Tabakin	32,845	1,937	-	32,845	0.07%
James M. Voss	27,346	1,937	-	27,346	0.06%
Lance L. Weaver	-	1,204	-	-	0.00%
Steven D. Fredrickson	258,178	156,252	-	258,178	0.56%
Kevin P. Stevenson	174,425	69,829	-	174,425	0.38%
Michael J. Petit	109,334	48,024	-	109,334	0.24%
Neal Stern	41,024	40,495	-	41,024	0.09%
Geir L. Olsen	21,885	1,063	-	21,885	0.05%
All Directors & NEOs	781,544	330,229	-	781,544	1.70%

Notice of Annual Meeting of Stockholders and 2016 Proxy Statement|23

Security Ownership

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
The following table sets forth the persons or entities known by the Company to be the beneficial owners of more than five percent (5%) of the common stock of the Company based on their most recent filings.

Class of Security	Name and Address	Shares Owned(1)	Ownership Percentage(2)
Common Stock	BlackRock, Inc.(3)	4,523,699	9.76%
	40 East 52nd Street
	New York, NY 10022
Common Stock	The Vanguard Group(4)	3,645,429	7.87%
	100 Vanguard Boulevard
	Malvern, PA 19355
Common Stock	Riverbridge Partners, LLC(5)	2,724,025	5.88%
	80 South Eighth Street
	Minneapolis, MN 55402

(1)	Beneficial ownership is determined in accordance with the rules of the SEC and includes voting and investment power with respect to shares.

(2)	Ownership percentage is based on 46,327,762 shares of common stock outstanding as of the Record Date.

(3)
Based on information in a Schedule 13G/A filed with the SEC on February 10, 2016, in which BlackRock, Inc. is reported as the beneficial owner of 4,523,699 shares of the Company’s common stock with sole power to vote or direct the vote of 4,418,213 shares and with sole power to dispose or to direct the disposition of these 4,523,699 shares.

(4)
Based on information in a Schedule 13G/A filed with the SEC on February 10, 2016, in which The Vanguard Group, Inc. is reported as the beneficial owner of 3,645,429 shares of the Company’s common stock, with sole power to vote or direct the vote of 103,294 shares held by its wholly-owned subsidiary, Vanguard Fiduciary Trust Company, sole power to vote or direct the vote of 2,900 shares held by its wholly-owned subsidiary, Vanguard Investments Australia, Ltd., sole power to dispose or direct the disposition of 3,539,735 shares, shared power with its wholly-owned subsidiary, Vanguard Fiduciary Trust Company, to dispose or direct the disposition of 103,294 shares and shared power with its wholly-owned subsidiary, Vanguard Investments Australia, Ltd., to dispose or direct the disposition of 2,400 shares.

(5)
Based on information in a Schedule 13G/A filed with the SEC on February 1, 2016, in which Riverbridge Partners LLC is reported as the beneficial owner of 2,724,025 shares of the Company’s common stock with sole power to vote or direct the vote of 2,231,396 shares and with sole power to dispose or to direct the disposition of these 2,724,025 shares.

Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Exchange Act requires the Company’s executive officers and directors as well as persons who beneficially own ten percent (10%) or more of the Company’s common stock to file initial reports of ownership and changes in ownership of such common stock with the SEC and NASDAQ. As a practical matter, the Company typically assists its directors and NEOs with these transactions by completing and filing Section 16 reports on their behalf. The Company also reviews executive officers and directors’ questionnaires and written representations. Based on a review of the Section 16 reports filed by the Company on behalf of its directors and executive officers or furnished to the Company by beneficial owners of 10% or more of its common stock (if applicable) and a review of written representations from certain reporting persons, the Company believes that all such filing requirements of its directors and executive officers were complied with during 2015 except the following filings (i) Form 4 filings for Steven D. Fredrickson, Kevin P. Stevenson, Judith S. Scott, Peter K. McCammon, Neal Stern, Michael J. Petit, Christopher B. Graves and Geir L. Olsen with respect to transactions on February 5, 2015; (ii) Form 4 for Michael J. Petit with respect to a transaction on March 31, 2015; (iii) Form 4 for David N. Roberts with respect to a transaction on May 29, 2015; (iv) Form 3 for Vikram A. Atal with respect to a transaction on August 4, 2015; (v) Form 3 filings for Steven C. Roberts, Tikendra Patel and Martin Sjolund with respect to transactions on October 22, 2015; and (vi) Form 4 for Martin Sjölund with respect to a transaction on December 28, 2015. Each of these reports was subsequently filed with the SEC.

Notice of Annual Meeting of Stockholders and 2016 Proxy Statement|24

Proposal 2: Advisory Vote to Approve Executive Compensation

Pursuant to Section 14A of the Exchange Act, the Company's stockholders are being asked to approve, on a non-binding advisory basis, the compensation of the Company's NEOs as disclosed in this Proxy Statement, including the CD&A, the Summary Compensation Table and related tables and disclosures. This vote provides stockholders with the opportunity to express their positive or negative vote on the Company's overall executive compensation program, policies and procedures. Our Board believes that annual advisory votes on a resolution to approve NEO compensation will allow the Company’s stockholders to provide more regular input to the Company on our compensation philosophy, policies and practices as disclosed in our Proxy Statements.
An objective of the Company is to retain highly qualified and talented executives and to provide appropriate incentives to encourage their high performance, which creates value for the Company's stockholders. As described in detail in this Proxy Statement, the Company seeks to closely align the interests of its NEOs with the interests of its stockholders and appropriately reward executive performance while avoiding the encouragement of unnecessary or excessive risk-taking. Stockholders are encouraged to read this Proxy Statement’s CD&A for a more detailed discussion of the Company's executive compensation programs, philosophy and principles. A vote on this matter will not address any specific item of compensation, but rather the overall compensation of the Company's NEOs. Accordingly, stockholders are asked to indicate their support for the Company’s compensation of its NEOs by casting their votes "FOR" the compensation of the NEOs whose names are listed in the Summary Compensation Table on page 44 herein, as disclosed in this Proxy Statement, including the CD&A, the Summary Compensation Table and related compensation tables and narrative.
As noted above, this vote is advisory and non-binding, but will provide information to the Company and the Compensation Committee regarding stockholder sentiment about the Company's executive compensation philosophy, policies and practices, which the Compensation Committee will be able to consider when determining executive compensation for the remainder of 2016 and beyond. The Compensation Committee values the opinions of its stockholders and will take into consideration any concerns they may raise (in the event there is any significant vote against the executive officer compensation as described in this Proxy Statement) when making future executive compensation decisions.

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL, ON A NON-BINDING ADVISORY BASIS, OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS.

Notice of Annual Meeting of Stockholders and 2016 Proxy Statement|25

Compensation Discussion and Analysis

This CD&A, including the Summary Compensation Table and related compensation tables and narratives, is intended to provide all of the necessary and relevant information to assist in your voting decision to approve our NEOs’ 2015 compensation. In light of the stockholder support of our NEOs’ compensation during 2014 at the 2015 Annual Meeting of Stockholders, the Committee concluded that no significant revisions were necessary to our compensation program for our NEOs.
2015 FINANCIAL HIGHLIGHTS

During 2015, we had the following accomplishments:

•	In 2015, net income was $167.9 million, or $3.47 per diluted earnings per share (EPS), compared with $176.5 million, or $3.50 per diluted share in 2014;

•	Total revenues were $942.0 million in 2015, an increase of $61.0 million, or 7%, compared to total revenues of $881.0 million in 2014;

•	A record level of $1,539.5 million in cash collections, an increase of 12% over 2014;

•	We increased portfolio acquisitions to $963.8 million in 2015, up 37% from 2014 levels of $705.1 million (excludes the purchase of Aktiv); and

•	Average return on equity (ROE) was 20%.

Over the 3-year period of 2012-2015, we had the following accomplishments:

•
In 2015, we experienced a net income growth of 33%, from $126.6 million in 2012 to $167.9 million in 2015. Diluted EPS increased 41% to $3.47 per diluted share, compared with $2.46 diluted EPS in 2012;

•	We increased total revenues by 59% to $942.0 million in 2015, compared to total revenues of $592.8 million in 2012;

•	Cash collections increased to $1,539.5 million, a record level 69% over 2012 cash collections of $908.7 million;

•	We increased portfolio acquisitions to $963.8 million in 2015, up 78% from 2012 levels of $542.5 million; and

•	Average return on equity was 20%.

Notice of Annual Meeting of Stockholders and 2016 Proxy Statement|26

Compensation Discussion and Analysis

KEY FEATURES OF OUR EXECUTIVE COMPENSATION

What We Do	What We Don’t Do
• The vast majority of total compensation is tied to performance (i.e., not guaranteed) and salary comprises a modest portion of each NEO’s overall compensation opportunity.
•    We do not encourage unnecessary or excessive risk taking as a result of our compensation policies; incentive compensation is not based on a single performance metric and we do not have guaranteed minimum payouts.

•    We do not provide our NEOs with excise tax gross-ups with respect to payments made in connection with a change in control.

•    We do not provide across-the-board base salary increases for our executives. Our Compensation Committee evaluates total compensation for all executives and only adjusts base salary when necessary to reflect changes in the executive's responsibilities or in current market conditions.

•    We do not provide our executive officers with perquisites or other personal benefits, except for comprehensive physical examinations (at a cost of up to approximately $5,000 each).

•    We do not offer any nonqualified deferred-compensation plans or arrangements to any of our employees, including our NEOs.

•    We do not allow hedging or pledging of Company securities.

•    We target compensation at the market median (50th percentile) of our comparative group of peer companies; we use median as the beginning reference point and the Compensation Committee then adjusts pay based on a comprehensive review of performance.

• A portion of executives' target compensation is earned based on PRA's relative stock performance against our comparative group of peer companies and the NASDAQ index.
• We have stock ownership guidelines for our CEO at five times base salary; EVPs at three times base salary and SVPs at one time base salary.
• We enhance executive officer retention by providing a portion of our long-term equity program in time-based awards with multi-year vesting schedules.
• Our Compensation Committee, which is comprised solely of independent directors, engages an independent compensation consultant.
• We have adopted "double trigger" vesting for time-based equity awards following a change in control.
2015 EXECUTIVE COMPENSATION HIGHLIGHTS
The Compensation Committee believes that the compensation programs and performance incentives in place in 2015, as more fully described herein, contributed to the achievement of the Company's financial and operational outcomes. The total compensation paid to the Company's NEOs in 2015 reflects the Compensation Committee's recognition of their contributions to the Company's financial performance. In 2015, with input from FW Cook, the Company took the following compensation actions:

Notice of Annual Meeting of Stockholders and 2016 Proxy Statement|27

Compensation Discussion and Analysis

•
Increased the base salaries of our NEOs to be more consistent with the market median, while taking individual performance into consideration, and adjusted the base salaries of Mr. Stevenson and Mr. Stern in connection with their promotions;

•	Approved 2014 annual bonus in line with year-over-year company performance;

•
Updated several important Compensation Committee documents, including the charter, the philosophy, committee self-appraisal, and compensation risk assessment, to ensure they remained current with our pay practices, our growing business, and our corporate governance best practices; and

•
Approved grants of long-term equity awards under the 2015 Long-Term Incentive Program, taking into consideration market median, Company and individual performance, anticipated contributions, and executive retention concerns.

In January 2016, with input from FW Cook, the Compensation Committee took the following actions:

•	Approved 2015 annual bonus in line with year-over-year company performance;

•
Approved the Company’s 2016 compensation program, including base salary increases for Messrs. Stevenson and Stern, annual bonus targets and long-term equity incentive grants. These decisions took into consideration market median, Company and individual performance, expected future contributions, and executive retention; and

•	Approved minor adjustments to elements of the director compensation program.

2015 Corporate Governance Highlights as Related to the Compensation Committee
We strive to maintain good governance standards with regard to our executive compensation policies and practices. The following practices were in effect during 2015:

•	The Compensation Committee is composed solely of independent directors;

•
The Compensation Committee has established methods to communicate with stockholders regarding their views on our executive compensation program as described in the Communication with Directors section as found on page 57 in this Proxy Statement;

•	The Compensation Committee’s independent compensation consultant, FW Cook, is retained directly by the Compensation Committee and performs no other services for the Company;

•
The Compensation Committee conducts an annual review and approval of our compensation strategy and programs, and assesses the risks of these programs. This work is done to reduce the likelihood that any of our compensation programs will have any adverse or counterproductive effect on the Company, in either the short-term or the long-term;

•
We maintain stock ownership guidelines for our NEOs and progress towards those guidelines is monitored annually. The Compensation Committee reserves the right to pay out cash bonuses in equity in the event that an NEO has not made significant progress towards meeting or exceeding the established guidelines;

•	Our NEOs do not receive perquisites other than reimbursement for a comprehensive physical examination once every five years;

•
We do not provide excise tax gross-ups to our NEOs in the event of a change in control of ownership or the Company, and our NEOs are not entitled to accelerated vesting of their equity awards on a change in control of the Company or upon a termination of employment unless such termination occurs within six months before or 24 months following such change in control or in the event of the NEO’s death; and

•	PRA maintains a strict anti-hedging policy and prohibits NEOs from pledging PRA stock.

Notice of Annual Meeting of Stockholders and 2016 Proxy Statement|28

Compensation Discussion and Analysis

PHILOSOPHY AND OBJECTIVES OF OUR EXECUTIVE COMPENSATION PROGRAM
Our compensation philosophy is to align our NEOs pay with performance, while ensuring that our executive compensation is attractive, flexible, market based and closely synchronized with the interests of our stockholders. Our compensation objectives are to attract, hire, and retain the caliber of executive officers necessary to deliver sustained high performance to our stockholders and to ensure that our compensation programs pay for performance; mandate that compliance-related issues are not rewarded; reward both short- and long-term performance; align our pay programs with stockholder interests and our business strategies; and take corporate governance best practices into consideration. Our executive compensation program is an important component in each of these compensation goals. Equally important, we view compensation practices as a means for communicating our goals and standards of conduct and performance and for motivating and rewarding employees in relation to their achievements. Within this framework, we observe the following principles:

•
Attract, retain, and motivate highly skilled executives: We believe our NEOs should be provided compensation and benefits that are competitive with those provided by our Compensation Peer Group, which permit us to hire and retain top caliber individuals;

•	Create commonality of interest between management and stockholders: We believe we do this by tying a significant portion of realized compensation directly to changes in our stock value;

•
Drive the attainment of short-term and long-term financial and strategic objectives: Our compensation programs are built to link directly to our short- and long-term performance goals. Our bonus plan is directly tied to annual performance and our long-term incentive program is designed to focus on a three-year performance and retention period; and

•
Be performance-based, with variable pay constituting a significant portion of total compensation: A significant portion of the annual compensation of our NEOs should vary with annual business performance and each individual’s contribution to that performance. All pay-for-performance decisions also take into consideration compliance with all applicable laws and regulations and we would not reward our NEOs for performance in instances where compliance issues may exist.

PRA believes that our executive compensation motivates future performance and is linked, directly and materially, to the Company's overall performance and each NEOs individual performance. The following outlines how we make compensation decisions.

Role of the Compensation Committee
The Compensation Committee, which in 2015, was comprised of three independent directors, is responsible to our Board for overseeing our executive compensation policies and programs. Among its duties, the Compensation Committee is responsible for formulating the compensation recommendations for our CEO and approving all compensation for the CEO’s direct reports (including the other NEOs). Although the Compensation Committee considers the CEO’s recommendations, the Compensation Committee independently evaluates the CEO’s recommendations and makes all final compensation decisions within the parameters of its compensation philosophy. This includes the following:

•	Evaluating the competitiveness of each NEO’s total compensation package including base pay, annual bonus and long-term equity incentives;

•	Reviewing and approving corporate and individual incentive goals and objectives;

•	Evaluating individual performance results in light of these goals and objectives;

•	Ensuring no compliance issues exist when making pay decisions;

•	Approving any changes to our NEOs’ total compensation packages; and

•	Overseeing employment agreements, including the renewal process.
The Compensation Committee is supported in its work by FW Cook, the CEO (where appropriate), and the Chief Human Resources Officer and her staff.

Notice of Annual Meeting of Stockholders and 2016 Proxy Statement|29

Compensation Discussion and Analysis

Role of the Chief Executive Officer
Within the framework of the compensation programs approved by the Compensation Committee and based on a review of competitive market data completed annually, our CEO recommends the mix of annual base pay, annual bonus and long-term equity incentive awards that the CEO’s direct reports should receive as both target and actual total compensation. These recommendations are based upon his assessment of each executive officer’s performance, the performance of the individual’s respective business or function, and any employee retention concerns. The Compensation Committee reviews our CEO’s recommendations and approves any compensation changes affecting the CEO’s direct reports as it determines in its sole discretion. Our CEO does not play any role with respect to any matter affecting his own compensation and is not present in Compensation Committee meetings when CEO pay is discussed. The Compensation Committee may delegate duties and responsibilities to the CEO, as the Compensation Committee deems to be in the best interests of the Company, provided such delegation is not prohibited by applicable law, rule or regulation. Delegated duties include, but are not limited to, the ability of the CEO to grant a specified number of non-vested shares of the Company's common stock to newly hired, recently promoted or other non-executive officers in accordance with specified parameters.

Role of the Compensation Consultant
The Compensation Committee has retained FW Cook as its executive compensation consultant. FW Cook reports directly to the Compensation Committee. The Compensation Committee may replace FW Cook or hire additional consultants at any time. A representative of FW Cook attends meetings of the Compensation Committee and communicates with the Compensation Committee Chair between meetings, as requested.
FW Cook provides various executive compensation services to the Compensation Committee pursuant to a written consulting agreement, which includes advising the Compensation Committee on the principal aspects of our executive compensation program, updating the Committee on evolving industry practices and providing market information and analysis regarding the competitiveness of our program design and award values in relation to performance.
During 2015, FW Cook performed the following key services for the Compensation Committee:

•
Provided a competitive evaluation of total compensation for the CEO and his direct reports (including the other NEOs) versus our Compensation Peer Group (as disclosed on the following page)and other survey data;

•	Provided recommendations to the Compensation Committee on selection of companies for inclusion in our Compensation Peer Group;

•	Provided a competitive evaluation of share usage, dilution, and fair value transfer versus our Compensation Peer Group data;

•	Reviewed and provided advice on the CD&A section for the Proxy Statement and related compensation tables;

•	Reviewed committee materials and provided commentary when appropriate;

•	Provided extensive risk analysis of all incentive pay programs at the Company; and

•	Provided a competitive review of the Company’s director compensation program versus Compensation Peer Group data.
FW Cook provided no other services to management or the Company during 2015. The Compensation Committee retains sole authority to hire any compensation consultant, approve such consultant’s compensation, determine the nature and scope of its services, evaluate its performance, and terminate its engagement. The Company has assessed the independence of FW Cook pursuant to SEC rules and has determined that no known conflict of interest exists that would prevent FW Cook from serving as an independent consultant to the Compensation Committee.

Notice of Annual Meeting of Stockholders and 2016 Proxy Statement|30

Compensation Discussion and Analysis

Use of Competitive Data
The Compensation Committee does not believe that it is appropriate to establish compensation levels based solely on benchmarking; however, it believes that information regarding pay practices at comparable companies is useful as a recruitment and retention tool, to maintain competitive compensation practices in the marketplace. Accordingly, the Compensation Committee engages FW Cook to assist and make recommendations in connection with the selection and periodic review of companies to be included in the “Compensation Peer Group” (as disclosed on this page), as well as related analysis in connection with updates made with the approval of the Compensation Committee. We believe the Compensation Peer Group represents the organizations that most closely correlate with us and therefore lean toward the business services industry with a focus on specialized finance. The companies who are included in the Compensation Peer Group were included based on certain metrics comparable to those of the Company, principally, net income, market capitalization and complexity. Revenue is taken into consideration but not as heavily as the other metrics listed, as not all of our cash receipts are represented in our revenue numbers. A significant portion of our cash receipts are recorded as a reduction of principal on finance receivables amortization, rather than revenue.
Our NEOs’ total target compensation approximates the median of the Compensation Peer Group. Actual cash compensation may be above or below this range based on actual performance. Realized long-term equity incentives and total compensation will vary from the median based on actual financial and stock price performance. In making its year-end compensation decisions, the Compensation Committee noted that Company performance was relatively strong in comparison to the industry as a whole.
In its review of the 2015 compensation of the Company’s NEOs, the Compensation Committee primarily reviewed the compensation practices of the Compensation Peer Group listed below:

2015 Compensation Peer Group
Cash America International	Global Payments	Total Systems Services
Credit Acceptance	HMS Holdings	Walter Investment Management
Encore Capital Group	KCG Holdings	WEX
Equifax	MSCI	World Acceptance
Fair Isaac	Ocwen Financial
First Cash Financial Services	SEI Investments
The 2015 Compensation Peer Group has been updated from the 2014 Compensation Peer Group and no longer includes Dealertrack Technologies Inc., which was acquired by Cox Automotive. No other changes were made.
In addition to Compensation Peer Group data, the Compensation Committee reviews, but does not place as much emphasis on, the financial services and general industry compensation survey data developed by the compensation consulting firm of Willis Towers Watson. The primary focus on the Compensation Peer Group data relates to more direct matches in terms of company size and business mix. The Compensation Committee uses this data to ascertain the competitive market for our NEOs, to determine whether the Company's compensation levels are competitive, and to make any necessary adjustments to reflect executive performance and Company performance. As a part of this process, FW Cook measures target and actual pay levels for the Company and the Compensation Peer Group within each compensation component and in the aggregate. FW Cook also reviews the mix of the Company’s compensation components with respect to fixed versus variable, short-term versus long-term and cash versus equity-based pay. This information is then presented to the Compensation Committee for its review and use.
The Compensation Committee generally compares the compensation of its NEOs to the median of the Compensation Peer Group. In addition, the Compensation Committee considers factors such as our performance within the Compensation Peer Group, the unique characteristics of the individual NEO’s position, and any succession and retention considerations.

Notice of Annual Meeting of Stockholders and 2016 Proxy Statement|31

Compensation Discussion and Analysis

COMPONENTS OF OUR EXECUTIVE COMPENSATION PROGRAM
The Compensation Committee measures the competitiveness of our programs by looking at the median of the Compensation Peer Group and the survey data for each compensation component. The Compensation Committee considers the recommendations of its consultant, FW Cook, in the process of allocating the mix of total compensation among each element of compensation, to provide the right balance of fixed and variable, short-term and long-term and cash and equity compensation. The compensation of executives who have the greatest ability to influence the Company's financial performance is predominately performance-based and at risk, which is consistent with the Company's overall compensation philosophy.

Base Pay
We pay base salaries to our NEOs to compensate them for their day-to-day services. Annual base pay is set on an individual basis at the time of hire or upon promotion or other change in job responsibilities. Annual base pay is reviewed annually and the Compensation Committee considers the relative importance of the position, individual experience, skill, level of responsibility and the individual’s performance and contributions prior to making any adjustments.
In 2015, the Compensation Committee made a determination to increase annual base pay for all of our NEOs taking into consideration performance and market alignment; base salaries of Mr. Stevenson and Mr. Stern were subsequently adjusted again in connection with their promotions in August 2015.

Annual Bonus Plan
In 2015, the annual bonus program, last approved by our stockholders in 2013, (our “Annual Bonus Plan”) provided for cash bonuses based on our financial performance and individual performance. The financial goals for the Company were set by the Compensation Committee. Each NEO was assigned an Annual Bonus Plan target established by the Compensation Committee in November 2014. Although financial goals are the main component in determining Annual Bonus Plan awards, individual contribution and performance is also taken into consideration.
In order to align the interests of our NEOs with Company performance, the Compensation Committee assesses Company performance relative to a series of financial measures as well as strategic and qualitative factors to arrive at the short-term incentive pool to be used for the payment of awards under the Annual Bonus Plan. The Committee believes that over-reliance on a narrow set of fixed financial measures for determination of Annual Bonus is not in the best interest of stockholders, as it may result in short-term trade-off decisions not focused on driving future growth. Therefore, in addition to the financial measures, the Committee also uses supplemental criteria to further ensure alignment of actual bonus awards to our short and long-term success.
For 2015 performance, the primary financial metric used to determine the short-term incentive pool continued to be net operating income. We may exclude from income or expenses, extraordinary events that may not have been contemplated or entirely in the control of management. We believe this is most indicative of the Company’s financial performance during the fiscal year and what we want the executives to focus on achieving. Net operating income is the income from operations after subtracting costs and expenses associated with those operations. It can be found on our income statement in the line called “Income from Operations.” As soon as financial results were available, the CEO and the Compensation Committee met to discuss the NEO bonuses, except for the CEO’s own bonus (which is established by the Compensation Committee). The Committee made any adjustments it determined appropriate and then all of the other NEOs annual bonus payments were finalized and approved through a Compensation Committee vote. The Compensation Committee fully determined and approved the amount of our CEO’s award based on similar criteria, without input from or the presence of the CEO. The Compensation Committee evaluated 2015 net operating income against the 2015 goals and determined that the Company’s financial performance had met expectations. The Compensation Committee also took into account revenue growth, growth in cash receipts and cash collections, and the successful completion of acquisitions in 2015.

Notice of Annual Meeting of Stockholders and 2016 Proxy Statement|32

Compensation Discussion and Analysis

The Compensation Committee may exercise negative discretion to adjust the bonuses that may otherwise be payable under the 2015 Annual Bonus Plan. Based on 2015 performance, the Compensation Committee did make this election relative to the Section 162(m) plan established at the beginning of 2015.
Annual bonuses granted to our NEOs under the Annual Bonus Plan are designed to constitute fully deductible “qualified performance-based compensation” under Section 162(m) of the Internal Revenue Code (the “Code”) as further described in “Deductibility of Executive Compensation” section on page 43.

Long-Term Equity Program
Our practice is to grant long-term incentive (“LTI”) awards to NEOs and other executives as a mix of performance-based restricted stock units and time-based restricted stock units in amounts that are consistent with competitive practice and the Portfolio Recovery Associates, Inc. 2013 Omnibus Incentive Plan (our “Equity Plan”). These awards are made after a regularly scheduled Board meeting in the first quarter of the year, upon the Compensation Committee’s recommendation and Board approval. The grant date is set at the time of the Board’s vote. The LTI awards are referred to as our “LTI Program.”
To determine individual LTI award amounts the Compensation Committee considers an NEO’s performance during the preceding year, potential future contributions, retention considerations, as well as market data for each NEO’s position in the Compensation Peer Group.
Our 2015 LTI Program remained consistent in design with our 2014 LTI Program, focusing on three key elements, each representing one-third of the total award: (i) continued Company service, (ii) return on equity (“ROE”), and (iii) total stockholder return (“TSR”). Each component is independent of the others and awards can be earned in any of these categories based on the requirements within that category.

•
The continued Company service element is reflected in a time-based restricted stock unit grant that vests ratably over three years. This element is incorporated to retain high caliber executives and reward them for past performance;

•
The ROE component is based on the extent that the Company achieves a three-year annualized ROE goal, calculated quarterly over the ROE 2015-2017 performance period. The Compensation Committee believes ROE is a good long-term measure that NEOs should be measured against when evaluating the sustained profitability of the Company; and

•
The TSR component is based upon the Company’s achievement of relative total stockholder returns calculated over 2015-2017 using as a comparison group the NASDAQ Composite Index (one-half weighting) and our Compensation Peer Group (one-half weighting). The Compensation Committee believes that the TSR component further aligns the NEOs’ interests with our stockholders’ interests.

2015-2017 ROE(1)		2015-2017 Relative TSR(1)
Value	Target Shares Earned (%)	Value	Target Shares Earned (%)
Less than 14.7%	Zero	Below 35th percentile	Zero
15.7%	50%	35th percentile	50%
16.7%	100%	50th percentile	100%
17.7%	150%	65th percentile	150%
18.7% or more	200%	80th percentile	200%

(1)	Linear interpolation is performed to determine Target Shares Earned between Values.

Notice of Annual Meeting of Stockholders and 2016 Proxy Statement|33

Compensation Discussion and Analysis

Special Equity Awards
LTI awards may also be granted when an employee is promoted to recognize the increase in the scope of his or her role and responsibilities. From time to time, we may also make special awards to reward the achievement of major milestones, or selective awards in situations involving a leadership transition. The CEO may also approve grants of LTI awards to new hires at the time of their hire, if under 1,000 shares, in order to align their interests as quickly as possible with our stockholders’ interests. In 2015, no special equity awards were granted to any of the NEOs.

Securities Authorized for Issuance under Equity Compensation Plans
The table below reflects the number of shares as of December 31, 2015 subject to outstanding awards and the amount available for future issuance under our Equity Plan. All stock awards, including LTI shares, are in the form of grants of restricted stock units. One restricted stock unit converts into one share of Company stock upon vesting.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans
Equity compensation plans approved by stockholders	933,092	$0	4,875,051
Equity compensation plans not approved by stockholders	None	N/A	None
Total	933,092	$0	4,875,051

Notice of Annual Meeting of Stockholders and 2016 Proxy Statement|34

Compensation Discussion and Analysis

DECISIONS FOR 2015
The following section contains information on the Compensation Committee’s decisions on the various direct compensation components for 2015 and information regarding certain performance measures and goals. These measures and goals are disclosed in the limited context of our executive compensation program. Investors should not apply these performance measures and goals to other contexts. The following tables are in addition to, and not in lieu of, the Summary Compensation Table required by the SEC, which can be found on page 44.
2015 NEO Compensation (1)

Named Executive Officer	Annual Base Pay	Annual Bonus Plan	Long-Term Incentive(2)	Other Compensation(3)	Total
Steven D. Fredrickson	$903,846	$1,250,000	$2,099,879		$4,253,725
Kevin P. Stevenson	$522,450	$900,000	$879,940	$250	$2,302,640
Michael J. Petit	$440,962	$600,000	$699,854		$1,740,816
Neal Stern	$403,925	$550,000	$474,904	$270,834	$1,699,663
Geir L. Olsen(4)	$493,556	$362,581	$699,854		$1,555,991

(1)
Please see our 2015 Summary Compensation table as required by the SEC on page 44 of this Proxy Statement to see full disclosure information including all other compensation, footnotes and narrative disclosure.

(2)
The amounts included in this column represent the grant date fair value on the grant date. The fair value of the RSU and PSU/ROE is the closing price of the Company's common stock on the grant dates ($52.47) and the PSU/TSR fair value ($54.38) is determined using a Monte Carlo simulation as of the grant date in accordance with ASC Topic 718.

(3)
Mr. Stern was awarded a step bonus in 2014, with $375,000 being awarded with the 2014 Annual Bonus Plan and up to an additional $325,000 able to be earned in 2015. Of that $325,000, Mr. Stern earned $270,834. Mr. Stevenson received a $250 referral bonus in 2015.

(4)	Mr. Olsen’s annual base pay is shown in dollars only for comparative purposes. Exchange rate used was €1:$1.0906.
These decisions were based on the Company’s 2015 actual financial results, as indicated in the table below.

Goal	2014 Actual	2015 Actual	Percent Change Over 2014
Revenue	$881.0M	$942.0M	7%
Net Operating Income	$342.1M	$310.3M	-9%
Operating Expenses to Cash Receipts Ratio	37%	39%	-5%
Cash Collections	$1,378.8M	$1,539.5M	12%
Diluted Earnings Per Share	$3.50	$3.47	-1%

Notice of Annual Meeting of Stockholders and 2016 Proxy Statement|35

Compensation Discussion and Analysis

Steven D. Fredrickson, 56, Chairman and Chief Executive Officer
A complete description of Mr. Fredrickson’s qualifications is set forth on page 12 of this Proxy Statement.
Mr. Fredrickson led the Company to another successful year that included the following achievements:

•	Growth of Revenue of 7%;

•	Net Operating Income contracted by 9%;

•	Estimated Remaining Collections grew 15%;

•	Growth of Cash Collections of 12%;

•	Milestone settlement with the Consumer Finance Protection Bureau (CFPB);

•	Continued growth in European investing; and

•	Expansion into Brazil.

Compensation Component	Steven D. Fredrickson
	2014	2015	Percent Change from 2014	Component as a % of 2015 Compensation
Salary	$846,154	$903,846	6.8%	21.2%
Bonus	$2,000,000	$1,250,000	-37.5%	29.4%
Time Based Long-Term Incentive	$583,322	$699,950	20.0%	16.5%
Performance Based Long-Term Incentive	$1,166,621	$1,399,929	20.0%	32.9%
Total Compensation(1)	$4,596,097	$4,253,725	-7.4%	100.0%

(1)
Mr. Fredrickson received a retention grant of restricted stock units in 2014 having a fair market value of $1,000,000 when he executed his new employment agreement. This grant is not included in total compensation, as it is a one-time grant and not considered part of annual compensation.

Kevin P. Stevenson, 52, President, Chief Administrative Officer and Interim Chief Financial Officer
A complete description of Mr. Stevenson’s qualifications is set forth on page 10 of this Proxy Statement.
In addition to contributing to the Company’s strong financial results, Mr. Stevenson helped to successfully drive the following initiatives:

•	Strengthened Core Corporate functions with additional expansion in Financial, Planning & Analysis, Internal Audit and Information Technology (IT);

•	Ensured funding for business operations by making sure there was access to capital for both the Americas and European operations; and

•	Increased PRA’s involvement in certain regulatory matters of interest to the Company.

Compensation Component	Kevin P. Stevenson
	2014	2015	Percent Change from 2014	Component as a % of 2015 Compensation
Salary	$428,846	$522,450	21.8%	22.7%
Bonus (1)	$1,000,000	$900,250	-10.0%	39.1%
Time Based Long-Term Incentive	$266,648	$293,307	10.0%	12.7%
Performance Based Long-Term Incentive	$533,271	$586,633	10.0%	25.5%
Total Compensation(2)	$2,228,765	$2,302,640	3.3%	100.0%

(1)	Mr. Stevenson received a $250 referral bonus in 2015.

(2)
Mr. Stevenson received a retention grant of restricted stock units in 2014 having a fair market value of $500,000 when he executed his new employment agreement. This grant is not included in total compensation, as it is a one-time grant and not considered part of annual compensation.

Notice of Annual Meeting of Stockholders and 2016 Proxy Statement|36

Compensation Discussion and Analysis

Michael J. Petit, 56, President, Insolvency Investment Services
Mr. Petit joined the Company in 2003 to lead the Company's efforts in purchasing bankrupt consumer accounts. Prior to joining PRA, Mr. Petit was Managing Director and Head of the Core and Communications Technologies Group in the Investment Banking Division of Pacific Crest Securities. Mr. Petit has also held senior investment banking positions with Jefferies & Company and Banc One Capital Markets. Mr. Petit received a B.S. in mechanical engineering from the University of Illinois and an M.B.A. from The University of Texas at Austin. Mr. Petit led Insolvency Services to another profitable year, including the following achievements:

•	Cash Collections of $351 million;

•	Sourced and negotiated the acquisition of Recovery Management Systems Corporation, which closed in February 2016;

•	Expanded the European Insolvency footprint in Germany; and

•	Achieved a profit with the European Insolvency business more quickly than anticipated.

Compensation Component	Michael J. Petit
	2014	2015	Percent Change from 2014	Component as a % of 2015 Compensation
Salary	$424,038	$440,962	4.0%	25.3%
Bonus	$825,000	$600,000	-27.3%	34.5%
Time Based Long-Term Incentive	$233,329	$233,282	0.0%	13.4%
Performance Based Long-Term Incentive	$466,660	$466,572	0.0%	26.8%
Total Compensation(1)	$1,949,027	$1,740,816	-10.7%	100.0%

(1)
Mr. Petit received a retention grant of restricted stock units in 2014 having a fair market value of $500,000 when he executed his employment agreement. This grant is not included in total compensation, as it is a one-time grant and not considered part of annual compensation.

Neal Stern, 48, Executive Vice President, Chief Investment, Analytics and Operational Strategy
Mr. Stern is responsible for the strategy of our owned portfolio collection. He joined PRA in 2008 as Vice President, Operations, and was appointed to Executive Vice President, Chief Investment, Analytics and Operational Strategy in 2015. Prior to joining PRA, he was a senior executive with the Target Corporation. Mr. Stern attended the University of Minnesota.
Mr. Stern led the Company’s Investment Analytics and Operational Strategy team, which included various achievements:

•	Achieved $824.6 million in Core Cash Collections;

•	Through changes to our internal dynamic score and installing a new dialing scheme for manual calls we were able to increase our cash collected per acquisition score by more than 20%; and

•	Ensured our European Analytics strategy matched our operational practices in the U.K.

Compensation Component	Neal Stern
	2014	2015	Percent Change from 2014	Component as a % of 2015 Compensation
Salary	$374,039	$403,925	8.0%	23.8%
Bonus (1)	$375,000	$820,834	118.9%	48.3%
Time Based Long-Term Incentive	$149,983	$158,302	5.5%	9.3%
Performance Based Long-Term Incentive	$299,969	$316,602	5.5%	18.6%
Total Compensation(2)	$1,198,991	$1,699,663	41.8%	100.0%

(1)
In 2014, Mr. Stern was awarded a cash bonus through the annual bonus plan in the amount of $375,000. At that time, the CEO and the Compensation Committee also agreed to additional supplemental cash bonus payouts throughout 2015 so long as Mr. Stern achieved certain qualitative milestones. As a result of this, throughout 2015, Mr. Stern was awarded an additional cash bonus totaling $270,834 outside of the Annual Bonus Plan.

(2)
Mr. Stern received a retention grant of restricted stock in 2014 having a fair market value of $500,000 when he executed his employment agreement. This grant is not included in total compensation, as it is a one-time grant and not considered part of annual compensation.

Notice of Annual Meeting of Stockholders and 2016 Proxy Statement|37

Compensation Discussion and Analysis

Geir L. Olsen, 46, former Chief Executive Officer, PRA Group Europe
A complete description of Mr. Olsen’s qualifications is set forth on page 9 of this Proxy Statement.
Mr. Olsen led the Company’s European business, and achieved the following:

•	Led record European Core Investing of $458 million;

•	Successfully led acquisition integration with little disruption and no loss of key management;

•	Effectively transitioned leadership position to Tikendra Patel, as of January 1, 2016; and

•	Led record European Core Cash Collections of $343.3 million.

Compensation Component	Geir L. Olsen
	2014	2015	Percent Change from 2014	Component as a % of 2015 Compensation
Salary(1)	$474,192	$493,556	4.1%	31.7%
Bonus	$492,435	$362,581	-26.4%	23.3%
Time Based Long-Term Incentive	$157,740	$233,282	47.9%	15.0%
Performance Based Long-Term Incentive	$341,514	$466,572	36.6%	30.0%
Total Compensation(2)	$1,465,881	$1,555,991	6.1%	100.0%

(1)
Mr. Olsen was paid a base salary by PRA from July 16, 2014 forward. The total of $244,702 was annualized for the purpose of comparing his 2014 base salary to his 2015 base salary. Mr. Olsen’s actual base salary was paid in local currency and was converted from Euros for illustrative purposes only, using an exchange rate of €1:$1.0906.

(2)
Mr. Olsen was previously CEO of Aktiv, which was acquired by PRA Group, Inc. in July of 2014. Under the terms of the PRA Group, Inc. restricted stock unit agreement, upon closing of the acquisition of Aktiv, Mr. Olsen received 59,159 shares of PRA Group, Inc. restricted stock valued at $3,549,540. The shares will vest in three equal installments, on December 28, 2014, 2015 and 2016 based upon continued employment. This grant is not included in Total Compensation, as it is a one-time grant and not considered part of annual compensation.

Notice of Annual Meeting of Stockholders and 2016 Proxy Statement|38

Compensation Discussion and Analysis

DECISIONS FOR 2016
In December 2015, the Compensation Committee established new 2016 annual base pay rates as well as reviewed, and in some instances revised, the 2016 target Annual Bonus Plan award levels. These adjustments were made after reviewing market data and taking into consideration future individual contributions to the organization. The following chart reflects the adjustments that went into effect in January 2016.

Name	2015 Annual Base Pay(1)	2016 Annual Base Pay(2)	2015 Annual Bonus Plan Target	2016 Annual Bonus Plan Target
Steven D. Fredrickson	$900,000	$900,000	$1,000,000	$1,000,000
Kevin P. Stevenson	$600,000	$700,000	$700,000	$800,000
Michael J. Petit	$440,000	$440,000	$500,000	$500,000
Neal Stern	$425,000	$440,000	$400,000	$425,000
Geir L. Olsen(3)	$496,740	$496,740	$362,581	N/A

(1)	Annual base pay as of December 2015.

(2)	Annual base pay as of January 2016.

(3)
Mr. Olsen’s annual base pay and annual bonus plan target are shown in dollars only for comparative purposes. Exchange rate used was €1:$1.0906. Due to Mr. Olsen retirement in January 2016, he does not have a 2016 Annual Bonus Plan Target.

2016 LTI Awards
Additionally, in January 2016 upon the Compensation Committee’s recommendation and Board approval, the Company granted LTI awards to the NEOs based on its assessment of their 2015 performance and the market data for each NEOs position in the Compensation Peer Group. The LTI awards granted in January 2016 were made pursuant to the 2016 LTI program, which is consistent in design with the 2015 LTI Program described starting on page 33.
The following table presents the equity incentive awards for each NEO granted under our 2016 LTI Program in January 2016. Awards are granted as performance-based restricted stock units and time-based restricted stock units under the program. These awards will not be reported in the Summary Compensation Table until next year.

Named Executive Officer	Long-Term Incentive Program – Time-Based Shares	Long-Term Incentive Program – Performance Shares(1)	Total Shares
Steven D. Fredrickson	25,879	51,929	77,808
Kevin P. Stevenson	11,502	23,080	34,582
Michael J. Petit	5,751	11,540	17,291
Neal Stern	5,751	11,540	17,291
Geir L. Olsen(2)	N/A	N/A	N/A

(1)
Represents the number of performance shares that will be fully realized only if specific performance metrics are achieved over a three-year period (2016 – 2018). Performance shares can pay out at 0% – 200% of the stated value.

(2)	Due to Mr. Olsen’s retirement in January 2016, he was not awarded any shares under the 2016 LTI Program.

Notice of Annual Meeting of Stockholders and 2016 Proxy Statement|39

Compensation Discussion and Analysis

OUTSTANDING PERFORMANCE SHARE AWARDS
During 2015, the Company’s NEOs had three tranches (award years 2013-2015) of performance-vesting share awards outstanding. The key features of these outstanding awards are included below:

Award Year	Measure	Performance Threshold	Performance Period	Percent Achievement
2013	Return on Equity	Minimum threshold for ROE of at least 14.5%	2013-2015 (3 years)	200%
	Total Shareholder Return	Minimum threshold of at least the 35th percentile as compared to peers (1/2 NASDAQ Composite and 1/2 Compensation Peer Group)	2013-2015 (3 years)	90%
2014	Return on Equity	Minimum threshold for ROE of at least 14.5%	2014-2016 (3 years)	To be determined by 3/31/17
	Total Shareholder Return	Minimum threshold of at least the 35th percentile as compared to peers (1/2 NASDAQ Composite and 1/2 Compensation Peer Group)	2014-2016 (3 years)	To be determined by 3/31/17
2015	Return on Equity	Minimum threshold for ROE of at least 14.7%	2015-2017 (3 years)	To be determined by 3/31/18
	Total Shareholder Return	Minimum threshold of at least the 35th percentile as compared to peers (1/2 NASDAQ Composite and 1/2 Compensation Peer Group)	2015-2017 (3 years)	To be determined by 3/31/18

Realization of 2013-2015 LTI Program
In February 2016, the NEOs received payouts with respect to the ROE and TSR performance share awards that were granted in January 2013 for the three-year performance period of 2013-2015. These awards were earned and paid based on our actual performance relative to the target goals ROE (200%), and TSR (90%). The final award payments to the NEOs were:

Name	Target Number of Shares Awarded	Actual Number of Shares Awarded
Steven D. Fredrickson	30,936	44,857
Kevin P. Stevenson	13,413	19,448
Michael J. Petit	13,353	19,361
Neal Stern	7,734	11,214
Geir L. Olsen(1)	N/A	N/A

(1)	Mr. Olsen was not employed by the Company in 2013 and therefore did not receive a grant for the 2013-2015 LTI Program.

Notice of Annual Meeting of Stockholders and 2016 Proxy Statement|40

Compensation Discussion and Analysis

OTHER COMPENSATION

Tax-Qualified Plans
The Company offers a 401(k) Plan for its employees, including the NEOs. The 401(k) plan is a long-term savings vehicle that enables employees to make pre-tax contributions via payroll deductions and receive tax-deferred earnings on the contributions made. Employees are eligible to make voluntary contributions to the plan of up to 100% of their compensation, subject to Code limitations, after completing six months of service with the Company. The Company makes matching cash contributions of up to 4% of each participating employee's annual base pay. Employees are able to direct their own investments, among a range of investment choices, under the plan.
We periodically compare the competitiveness of our benefits programs for all our employees, including retirement benefits, against other employers with whom we broadly compete for talent. It is our objective to provide our employees with a benefits package that is at or around the median when compared to other employers.

Nonqualified Deferred Compensation Plans and Arrangements
The Company does not offer any nonqualified deferred compensation plans or arrangements to any of its employees, including our NEOs.

Severance and Change in Control Arrangements
Pursuant to their employment agreements with the Company, our NEOs (or their beneficiaries or estates) are all eligible for severance payments and other benefits upon terminations of employment for the following reasons:

•	Death;

•	Disability;

•	Termination for Reasons other than Cause;

•	Constructive Termination;

•	Change in Control “Double Trigger” Termination; and

•	Nonrenewal of an Employment Agreement.
In the case of a termination for Cause, no severance payments will be made. We find each of these practices to be typical among our peers and we note that the receipt of severance benefits is subject to our NEOs compliance with non-compete/non-solicitation covenants and, in the case of Messrs. Fredrickson, Stevenson, Petit and Stern, execution of a release of claims. In no instance will the Company provide excise tax reimbursements or gross-ups to any of our NEOs.
For detailed information on the estimated potential payments and benefits payable to the NEOs in the event of their termination of employment, including following a change in control of the Company, see the section titled “Post Employment Compensation Arrangements” (pages 49-51) in this Proxy Statement.

Perquisites and Other Personal Benefits
We do not provide our executive officers, including the NEOs, with perquisites or other personal benefits, except for comprehensive physical examinations. The NEOs are required by policy to submit to comprehensive physical examinations every 5 years (if over 40 years of age) at the Company's expense, at a cost of up to approximately $5,000 each. This perquisite is provided because we believe it serves a necessary business purpose and protects the interests of the organization and stockholders by requiring each NEO to receive high-quality preventative care, thereby increasing the likelihood of early detection for any serious illness that would prevent them from serving the Company to the best of their ability.

Notice of Annual Meeting of Stockholders and 2016 Proxy Statement|41

Compensation Discussion and Analysis

OTHER RELATED POLICIES
In addition to the other components of our executive compensation program, we maintain stock ownership guidelines as described below. These guidelines are consistent with evolving best practices and helps ensure that our executive compensation program does not encourage our NEOs to engage in risk-taking behaviors that are beyond our ability to effectively identify and manage.

Stock Ownership Guidelines
In order to further align the NEOs interests with those of the Company's stockholders and assure that management focuses on appropriate long-term initiatives designed to increase stockholder value, the Compensation Committee has established stock ownership guidelines for certain key executives. Ownership of equity by executive officers in the Company serves to align their interests with those of the Company's stockholders and demonstrates to the investing public and to all of the Company's other employees that senior management is committed to and believes in the future success of the Company. The stock ownership guidelines establish ownership goals to be achieved and maintained within 5 years from the date of hire or promotion.
Once each year, the Compensation Committee is provided with a report showing the extent to which our executives have met the applicable ownership guidelines. This report includes targeted share ownership, actual share ownership, our executives’ remaining non-vested shares, and any surplus or deficiency that exists. The Compensation Committee may determine whether, based on the executive’s success in achieving his or her stockholding targets, the executive's annual bonus, if any, is paid in stock, rather than in cash. The specific share requirements for each executive include shares that are beneficially owned, directly or indirectly by the executive, but do not include any shares that have been granted to the executive that have not yet vested. In accordance with the guidelines, executives must retain 100% of their after-tax equity compensation until a pre-determined multiple of annual base pay ownership is met, as set forth in the following table. In order to permit consistent long-term planning by an executive, once established, these targets are not reset except upon the approval of the Compensation Committee in the event of a significant promotion of the executive, exceptional equity grants, or other considerations. The following chart details the equity ownership targets established for the NEOs and their actual share holdings as of the Record Date. As of the Record Date, each NEO has achieved their individual equity ownership goal or is on track to achieve their ownership goal within 5 years, pursuant to the Company's targeted executive stock ownership guidelines.

Targeted Levels of Executive Share Ownership

Name	2015 Annual Base Pay(1)	Multiple	Share Targets(2)	Actual Share Holdings(3)
Steven D. Fredrickson	$900,000	5	129,720	258,178
Kevin P. Stevenson	$600,000	3	51,888	174,425
Michael J. Petit	$440,000	3	38,051	109,334
Neal Stern	$425,000	3	36,754	41,024
Geir L. Olsen(4)	$496,740	3	42,958	21,885

(1)	Annual Base Pay as of December 2015.

(2)	Based on a December 31, 2015 stock price of $34.69 per share.

(3)	As of the Record Date.

(4)
Mr. Olsen’s annual base pay and bonus were converted from Euros as of December 31, 2015 for illustrative purposes only. Exchange rate used was €1:$1.0906. Mr. Olsen has been with the Company less than five years.

Notice of Annual Meeting of Stockholders and 2016 Proxy Statement|42

Compensation Discussion and Analysis

Pledging
The Company’s Anti-Pledging Policy prohibits our NEOs from pledging, alienating, attaching or otherwise encumbering the Company’s stock and any purported pledge, alienation, attachment or encumbrance thereof shall be void and unenforceable against the Company or any affiliate of the Company.

Hedging
The Company’s Anti-Hedging Policy prohibits its employees, officers and directors from speculating or hedging their interests in the Company’s stock. Accordingly, employees, and directors may not “play the market” in Company securities by engaging in speculative transactions such as any direct or indirect hedging transaction that could reduce or limit the director’s or employee’s economic risk with respect to their holdings, ownership or interest in the common stock or other securities of the Company, including without limitation, outstanding stock options, stock appreciation rights or other compensation awards the value of which are derived from, make reference to or are based on the value or market price of common stock or other securities of the Company. Prohibited transactions include, without limitation, same day purchase and sales, prepaid variable forward contracts, equity swaps, short sales, collars, puts, calls or other derivative securities that are designed to hedge or offset a decrease in market value of the equity securities of the Company.

Deductibility of Executive Compensation
One of our compensation objectives is to structure and administer our annual and LTI compensation plans for our other NEOs to maximize the tax deductibility of the payments as “qualified performance-based compensation” under Section 162(m) of the Code to the extent practicable. However, while the Compensation Committee is mindful of the potential impact upon the Company of Section 162(m) of the Code, it reserves the right to adopt such compensation arrangements as may from time to time be desirable to reward, retain or attract top-quality management even if payments may not be fully or partially deductible under Section 162(m).
COMPENSATION COMMITTEE REPORT
The Compensation Committee has reviewed and discussed the section of this Proxy Statement entitled "Compensation Discussion and Analysis" with management as required by Item 402(b) of Regulation S-K. Based on this review and discussion, the Compensation Committee has recommended to our Board that the CD&A be included in this Proxy Statement and incorporated by reference into the Company's Annual Report on Form 10-K for the Fiscal year ended December 31, 2015.
The Compensation Committee
David N. Roberts, Chair
John H. Fain
James M. Voss
Lance L. Weaver

Notice of Annual Meeting of Stockholders and 2016 Proxy Statement|43

Compensation Discussion and Analysis

2015 SUMMARY COMPENSATION TABLE
The following table sets forth all compensation awarded to, earned by or paid to each of the Company’s NEOs for all services rendered to the Company for the years ended December 31, 2015, 2014, and 2013, including equity awards. The Company does not offer defined benefit pension plans or nonqualified deferred compensation plans.

Name and Principal Position	Year	Salary(1)	Bonus	Stock Awards(2)	Non-Equity Incentive Plan Compensation	All Other Compen-sation(3)	Total
Steven D. Fredrickson	2015	$903,846		$2,099,879	$1,250,000	$10,600	$4,264,325
Chairman and Chief Executive Officer	2014	$846,154		$2,749,887	$2,000,000	$10,400	$5,606,441
	2013	$750,000		$1,600,010	$1,600,000	$10,200	$3,960,210
Kevin P. Stevenson	2015	$522,450	$250	$879,940	$900,000	$10,600	$2,313,240
President, Chief Administrative Officer and Interim Chief Financial Officer	2014	$428,846		$1,299,861	$1,000,000	$10,400	$2,739,107
	2013	$400,000		$699,866	$1,000,000	$10,200	$2,110,066
Michael J. Petit	2015	$440,962		$699,854	$600,000	$10,600	$1,751,416
President, Insolvency Investment Services	2014	$424,038		$1,199,931	$825,000	$10,400	$2,459,369
	2013	$388,462		$699,861(4)	$1,000,000	$10,200	$2,098,523
Neal Stern	2015	$403,925	$270,834	$474,904	$550,000	$10,600	$1,710,263
Executive Vice President, Chief Investment, Analytics and Operational Strategy Officer	2014	$374,039		$999,886	$375,000	$10,400	$1,759,325
	2013	$350,000		$400,002	$700,000	$10,200	$1,460,202
Geir L. Olsen(5)	2015	$493,556		$699,854	$362,581		$1,555,991
Former Chief Executive Officer, PRA Group Europe	2014	$244,702		$4,048,794	$492,435		$4,785,931

(1)	Represents actual annual base pay received in the respective calendar year.

(2)
The amounts included in the "Stock Awards" column represent the aggregate grant date fair value of the stock awards granted in 2015, 2014 and 2013 determined pursuant to ASC Topic 718. The assumptions used by the Company in calculating these amounts are incorporated by reference to Note 9 to the consolidated financial statements in the Company’s Form 10-K for the Fiscal year ended December 31, 2015, filed with the SEC on February 26, 2016. The shares awarded vest pursuant to the terms of the Company’s LTI program and consist of awards that vest based on continued service with the Company and awards that vest if stated performance goals are met as well as on continued service with the Company (see page 33 for a more complete description of the LTI Programs). The actual amount of compensation that will be realized by the NEO at the time the stock award vests, if at all, will depend upon the market price of the Company’s common stock at the vesting date. The value as of the grant date of the maximum number of shares that could vest under the 2015 LTI awards is as follows: Mr. Fredrickson, $3,499,808; Mr. Stevenson, $1,466,573; Mr. Petit, $1,166,425; Mr. Stern, $791,506; and Mr. Olsen, $1,166,425. For more information on the awards granted during 2015, see the Grants of Plan-Based Awards table, related narrative, and footnotes.

(3)
These amounts represent Company matching contributions to the recipient’s 401(k) plan account up to limits for such plans under federal income tax rules. Any amounts for executive physicals (the only perquisite or personal benefit provided to the NEOs) have not been included as they are less than the $10,000 threshold under SEC rules.

(4)
Mr. Petit was granted 8,160 shares of Company stock in February 2013 as payment for a portion of his 2012 bonus awarded under the Company’s non-equity incentive plan, which will vest ratably over three years.

(5)	Mr. Olsen was not an employee of PRA until the Company’s acquisition of Aktiv on July 16, 2014 and, as a result, only the portion of his 2014 compensation earned after such acquisition is included.

Notice of Annual Meeting of Stockholders and 2016 Proxy Statement|44

Compensation Discussion and Analysis

2015 GRANTS OF PLAN BASED AWARDS
The following table presents, for each of the NEOs, information concerning awards under our Equity Plan and Annual Bonus Plan during 2015.

Grants of Plan Based Awards(1)
Name	Award Type(2)	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (3)			Estimated Future Payouts Under Equity Incentive Plan Awards (4)			All Other Stock Awards: Number of Shares of Stock or Units(5)	Fair Value on Grant Date (6)	Grant Date Fair Value of Stock and Option Awards ($) (7)
			Thresh-old ($)	Target ($)	Maximum ($)	Thresh-old (#)	Target (#)	Maxi-mum (#)
Steven D. Fredrickson	STI		$0	$1,000,000	$5,000,000
	RSU	2/5/2015							13,340	$52.47	$699,950
	PSU/ROE	2/5/2015				0	13,340	26,680		$52.47	$699,950
	PSU/TSR	2/5/2015				0	12,872	25,744		$54.38	$699,979
Kevin P. Stevenson	STI		$0	$700,000	$5,000,000
	RSU	2/5/2015							5,590	$52.47	$293,307
	PSU/ROE	2/5/2015				0	5,590	11,180		$52.47	$293,307
	PSU/TSR	2/5/2015				0	5,394	10,788		$54.38	$293,326
Michael J. Petit	STI		$0	$500,000	$5,000,000
	RSU	2/5/2015							4,446	$52.47	$233,282
	PSU/ROE	2/5/2015				0	4,446	8,892		$52.47	$233,282
	PSU/TSR	2/5/2015				0	4,290	8,580		$54.38	$233,290
Neal Stern	STI		$0	$400,000	$5,000,000
	RSU	2/5/2015							3,017	$52.47	$158,302
	PSU/ROE	2/5/2015				0	3,017	6,034		$52.47	$158,302
	PSU/TSR	2/5/2015				0	2,911	5,822		$54.38	$158,300
Geir L. Olsen(8)	STI		$0	$362,581	$5,000,000
	RSU	2/5/2015							4,446	$52.47	$233,282
	PSU/ROE	2/5/2015				0	4,446	8,892		$52.47	$233,282
	PSU/TSR	2/5/2015				0	4,290	8,580		$54.38	$233,290

(1)
The amounts reported relate to the non-vested LTI awards granted to the NEOs under our Equity Plan and cash bonuses under the Company’s Annual Bonus Plan. For a discussion of these awards, see “Components of Our Executive Compensation Program.”

(2)
During 2015 the NEOs were awarded the following plan-based awards; annual Short-Term Incentive award (“STI”) under our Annual Bonus Plan, Restricted Stock Unit Award (“RSU”) and Performance Stock Unit Award (“PSU”) under our Equity Plan. The PSU is based on two components, Return on Equity (“PSU/ROE”) and total stockholder return (“PSU/TSR”).

(3)	Represents the range of possible payout of the STI from zero at threshold to 200% of target (maximum) pursuant to our Annual Bonus Plan.

(4)
Represents the range of possible payout of the PSU from zero at threshold to 200% of target (maximum) pursuant to the performance–based portion of the 2015 LTI Program. The fair value of the performance-based portion of the shares will not vest if the performance criteria are not met.

(5)	The amounts in this column represent the number of units granted under the RSU on the grant date, one-third of which vests on each anniversary of the grant date over three years.

Notice of Annual Meeting of Stockholders and 2016 Proxy Statement|45

Compensation Discussion and Analysis

(6)
The amounts included in this column represent the grant date fair value on the grant date. The fair value of the RSU and PSU/ROE is the closing price of the Company's common stock on the grant dates and the PSU/TSR fair value is determined using a Monte Carlo simulation as of the grant date in accordance with ASC Topic 718.

(7)
This column represents the fair value of each award that is calculated by multiplying the fair value on the grant date by the number of units granted for the RSU and the target amount for the PSU/ROE and PSU/TSR.

(8)	Mr. Olsen’s target bonus was converted from Euros as of December 31, 2015. Exchange rate used was €1:$1.0906.

Notice of Annual Meeting of Stockholders and 2016 Proxy Statement|46

Compensation Discussion and Analysis

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END
The following table provides information on the NEOs’ outstanding unvested equity awards as of December 31, 2015. The market value of shares of stock is determined by multiplying the number of shares by the closing price of the Company's common stock at December 31, 2015. No options were outstanding as of December 31, 2015.

Stock Awards(1)
Name	Grant Date	Number of Shares or Units of Stock That Have Not Vested(2)	Market Value of Shares of Stock that Have Not Vested as of 12/31/15(3)	Equity Incentive Plan Awards: Number of Unearned Shares Units or Other Rights That Have Not Vested (#)(2)(4)	Equity Incentive Plan Awards: Market of Payout Value of Unearned Shares Units or Other Rights That Have Not Vested ($)(3)
Steven D. Fredrickson	1/23/2013	50,013	$1,734,951
	2/5/2014	8,100	$280,989	22,312	$774,003
	12/29/2014	16,977	$588,932
	2/5/2015	13,340	$462,765	26,212	$909,294
Kevin P. Stevenson	1/23/2013	18,754	$650,576
	2/5/2013	2,929	$101,607
	2/5/2014	3,702	$128,422	10,199	$353,803
	12/29/2014	8,488	$294,449
	2/5/2015	5,590	$193,917	10,984	$381,035
Michael J. Petit	1/23/2013	17,192	$596,390
	2/5/2013	7,114	$246,785
	2/5/2014	3,240	$112,396	8,925	$309,608
	12/29/2014	8,488	$294,449
	2/5/2015	4,446	$154,232	8,736	$303,052
Neal Stern	1/23/2013	12,503	$433,729
	2/5/2014	2,082	$72,225	5,737	$199,017
	12/29/2014	8,488	$294,449
	2/5/2015	3,017	$104,660	5,928	$205,642
Geir L. Olsen	7/16/2014	21,471	$744,829	4,809	$166,824
	2/5/2015	4,446	$154,232	8,736	$303,052

(1)	All share counts have been adjusted to account for the three for one stock split by means of a stock dividend paid on August 1, 2013.

(2)
The shares granted vest either (i) ratably over a stated period, beginning on the first anniversary of the award date or (ii) pursuant to the terms of the respective LTI Program, based on the achievement of stated performance goals. (See page 33 for a more complete description of the LTI Program).

(3)	The amounts in this column represent the fair value using $34.69, the Company's closing price of common stock at December 31, 2015.

(4)
The performance component of the LTI awards will not vest or be awarded if the Company does not achieve its minimum threshold performance targets, as described more fully on page 33. If such targets are met, the number of shares to be received by each NEO will be determined based on actual performance.

Notice of Annual Meeting of Stockholders and 2016 Proxy Statement|47

Compensation Discussion and Analysis

OPTION EXERCISES AND STOCK VESTED
The following table provides information concerning the shares acquired on vesting during 2015 on an aggregated basis for each of the NEOs named therein, and includes the value realized upon vesting. No stock options were exercised in 2015.

Name	Number of Shares Acquired on Vesting	Value Realized on Vesting ($)(1)
Steven D. Fredrickson	89,624	$4,554,553
Kevin P. Stevenson	28,210	$1,436,511
Michael J. Petit	104,920	$4,928,121
Neal Stern	23,769	$1,207,500
Geir L. Olsen	20,597	$808,410

(1)
Represents the aggregate dollar amount realized upon vesting computed by multiplying the number of shares of stock by the closing market value of the underlying share on the previous day’s close from the vesting date.

The following table provides detailed vesting information of the value realized upon vesting of stock awards:

Name	Vesting Date	Number of Shares(1)	Closing Market(2)	Value Realized on Vesting
Steven D. Fredrickson	01/09/2015	6,186	$56.61	$350,189
	01/23/2015	5,156	$55.00	$283,580
	02/05/2015	4,050	$52.20	$211,410
	03/06/2015	74,232	$49.97	$3,709,373
Kevin P. Stevenson	01/09/2015	1,857	$56.61	$105,125
	01/23/2015	1933	$55.00	$106,315
	02/05/2015	2,154	$52.20	$112,439
	03/06/2015	22,266	$49.97	$1,112,632
Michael J. Petit	01/09/2015	1857	$56.61	$105,125
	01/23/2015	1,772	$55.00	$97,460
	02/05/2015	4,793	$52.20	$250,195
	03/06/2015	22,266	$49.97	$1,112,632
	03/31/2015	37,116	$54.63	$2,027,647
	12/31/2015	37,116	$35.97	$1,335,063
Neal Stern	01/09/2015	1,650	$56.61	$93,407
	01/23/2015	1,289	$55.00	$70,895
	02/05/2015	1,042	$52.20	$54,392
	03/06/2015	19,788	$49.97	$988,806
Geir L. Olsen	07/16/2015	877	$63.06	$55,304
	12/28/2015	19,720	$38.19	$753,107

(1)	Final payment of ROE and TSR performances shares earned on 12/31/2015 were awarded on February 29, 2016 after the Compensation Committee certified financial results.

(2)
Closing market price to calculate value of shares at vesting is the day prior to vesting date unless the grant is made and vests on the same day, in which case the closing market price of the grant date is used.

Notice of Annual Meeting of Stockholders and 2016 Proxy Statement|48

Compensation Discussion and Analysis

POST-EMPLOYMENT COMPENSATION ARRANGEMENTS
Each NEO has an employment agreement that provides for the payment of specified severance benefits upon termination of employment under some or all of the following circumstances:

•	Death;

•	Disability;

•	Termination for Reasons Other than Cause;

•	Constructive Termination;

•	Change in Control “Double Trigger” Termination; and

•	Nonrenewal of an Employment Agreement.
Depending on the circumstances of the termination, these severance benefits may include cash payments equal to a specified multiple of base salary and bonus (using a three-year average), pro-rata bonuses, accelerated vesting of equity incentive awards and subsidized COBRA benefits for 18 months.
The Estimated Post-Employment Payments and Benefits Table that follows this narrative summarizes such severance payments and benefits. In the case of a termination for Cause, no severance payments will be made. In the case of Messrs. Fredrickson, Stevenson, Petit and Stern, severance payments are conditioned on the executive's execution of a full release of all claims against the Company. While their employment agreements provide the NEOs with certain benefits upon their involuntary termination (not for cause), the agreements also provide protections for the Company in the form of Non-Competition, Non-Solicitation, and Confidentiality restrictive covenants. None of the NEOs are provided with any type of golden parachute or excise tax reimbursement or gross-up.
The amounts in the following table were calculated based upon employment agreements in effect as of December 31, 2015 and an assumed termination date of December 31, 2015. The amounts reported in the following table are hypothetical. Actual payments will depend on the circumstances and timing of any termination of employment. Because the assumed termination date is December 31, 2015, we have used the full year target non-equity incentive award for Messrs. Fredrickson, Stevenson, Petit and Stern in the “Pro-Rata Bonus” row.

Notice of Annual Meeting of Stockholders and 2016 Proxy Statement|49

Compensation Discussion and Analysis

Name	Type of Payment or Benefit	Involuntary Termination without Cause/Constructive Termination, not during a Change in Control Protection Period(1)	Involuntary Termination without Cause/Constructive Termination during a Change in Control Protection Period(1)(2)	Disability	Death
Steven D. Fredrickson	Severance Payment - Base Salary	$1,800,000	$1,800,000	$0	$0
	Severance Payment - Non-Equity Incentive Award	$3,233,333	$3,233,333	$0	$0
	Pro-Rata Bonus(3)	$1,000,000	$1,000,000	$1,000,000	$1,000,000
	Equity(4)	$0	$4,750,934	$0	$4,750,934
	Benefits	$22,405	$22,405	$0	$0
	Total	$6,055,738	$10,806,672	$1,000,000	$5,750,934
Kevin P. Stevenson	Severance Payment - Base Salary	$1,400,000	$1,400,000	$0	$0
	Severance Payment - Non-Equity Incentive Award	$1,933,333	$1,933,333	$0	$0
	Pro-Rata Bonus(3)	$700,000	$700,000	$700,000	$700,000
	Equity(4)	$0	$2,103,810	$0	$2,103,810
	Benefits	$22,405	$22,405	$0	$0
	Total	$4,055,738	$6,159,548	$700,000	$2,803,810
Michael J. Petit	Severance Payment - Base Salary	$880,000	$880,000	$0	$0
	Severance Payment - Non-Equity Incentive Award	$1,616,667	$1,616,667	$0	$0
	Pro-Rata Bonus(3)	$500,000	$500,000	$500,000	$500,000
	Equity(4)	$0	$2,016,911	$0	$2,016,911
	Benefits	$22,405	$22,405	$0	$0
	Total	$3,019,072	$5,035,983	$500,000	$2,516,911
Neal Stern	Severance Payment - Base Salary	$880,000	$880,000	$0	$0
	Severance Payment - Non-Equity Incentive Award	$1,083,333	$1,083,333	$0	$0
	Pro-Rata Bonus(3)	$400,000	$400,000	$400,000	$400,000
	Equity(4)	$0	$1,309,721	$0	$1,309,721
	Benefits	$14,747	$14,747	$0	$0
	Total	$2,378,080	$3,687,801	$400,000	$1,709,721

Notice of Annual Meeting of Stockholders and 2016 Proxy Statement|50

Compensation Discussion and Analysis

Name	Type of Payment or Benefit	Involuntary Termination without Cause/Constructive Termination, not during a Change in Control Protection Period(1)	Involuntary Termination without Cause/Constructive Termination during a Change in Control Protection Period(1)(2)	Disability	Death
Geir L. Olsen(6)	Severance Payment - Base Salary(5)	$496,740	$496,740	$0	$0
	Severance Payment - Non-Equity Incentive Award	$0	$0	$0	$0
	Pro-Rata Bonus	$0	$0	$0	$0
	Equity(4)	$0	$1,368,937	$0	$1,368,937
	Benefits	$0	$0	$0	$0
	Total	$496,740	$1,865,677	$0	$1,368,937

(1)
Except in the case of Mr. Olsen, severance for termination without Cause/Constructive Termination, as set forth in the employment agreements, provides two years’ annual base pay, two times the employee’s three-year average annual non-equity incentive award, and subsidized COBRA reimbursements for 18 months. Pursuant to the terms of Mr. Olsen’s employment agreement, if Mr. Olsen’s termination of employment is declared unfair by definitive judgment or unilaterally by the Company, he shall be entitled to severance pay equal to 12 months of base salary.

(2)
NEOs receive severance payments and vesting of equity grants accelerates in the case of a change of control and an involuntary termination without Cause or Constructive Termination within the period six months before and 24 months after the change in control (called, “double trigger” in the employment agreements).

(3)
Pro-rata bonus (based upon actual company performance and the days of employment in the calendar year of termination) other than for (a) voluntary termination by NEO, (b) termination due to Disability, as set forth in the employment agreements, (c) death, or (d) Nonrenewal, as set forth in the employment agreements. Pro-rata bonus has been estimated at the full-year target amount.

(4)
Equity values represent immediate vesting of all unvested grants upon involuntary termination without Cause or Constructive Termination in connection with a change in control, death and disability and are based on the closing stock price ($34.69) on December 31, 2015 of all unvested shares as of December 31, 2015.

(5)	Mr. Olsen’s base salary was converted from Euro’s as of December 31, 2015 for illustrative purposes only. Exchange rate used was €1:$1.0906.

(6)	Mr. Olsen is on an international contract that varies from US based executives.

Notice of Annual Meeting of Stockholders and 2016 Proxy Statement|51

Proposal 3: Ratification of the Independent Registered Public Accounting Firm

The Audit Committee has appointed KPMG, LLP (“KPMG”) as its independent registered public accounting firm, to audit its consolidated financial statements for the year ending December 31, 2016, and to audit the effectiveness of its internal control over financial reporting as of December 31, 2016. In addition, the Company retained KPMG, as well as other accounting firms, to provide other auditing and advisory services in 2015. The Board considers the selection of the Company’s independent registered public accounting firm to be a matter of stockholder concern and is therefore submitting the selection of KPMG for ratification by the Company’s stockholders as a matter of good corporate practice. The Audit Committee is not required to take any action as a result of the outcome of the vote on this Proposal 3. However, if our stockholders do not ratify the appointment of KPMG, the Audit Committee may investigate the reasons for such stockholder rejection and may consider whether to select a different independent registered public accounting firm. Even if the selection of KPMG is ratified by the stockholders, the Audit Committee, in its discretion, may select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and its stockholders. KPMG representatives are expected to attend the Annual Meeting. They will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate stockholder questions.

Principal Accountant Fees and Services
KPMG served as the Company’s independent registered public accounting firm with respect to the audits of the Company’s consolidated financial statements and the effectiveness of the Company’s internal controls over financial reporting as of December 31, 2015.
The following table sets forth the fees billed or expected to be billed by KPMG for audit and other services for the years ended December 31, 2015 and 2014.

SERVICE	2015	2014
Audit Fees(1)	$2,409,150	$2,553,297
Audit Related Fees	-	-
Tax Fees(2)	$3,821	$60,155
All Other Fees(3)	$73,491	$50,050
Total	$2,486,462	$2,663,502

(1)
Audit Fees primarily relate to the audits of the Company’s annual consolidated financial statements and effectiveness of the Company’s internal control over financial reporting, reviews of the quarterly consolidated financial statements included in the Company’s Quarterly Reports on Form 10-Q, comfort letter services, and audits of statutory reports related to the Company’s European subsidiaries.

(2)	Tax Fees primarily relate to tax compliance and tax consulting services, as well as the preparation of tax returns in 2014.

(3)
All Other Fees relate to engagements to report on internal controls for one of the Company’s information systems (SOC 1 reports), an annual subscription to KPMG’s proprietary accounting research tool, assistance with voluntary liquidation of U.K. entities and assistance with XBRL tagging for U.K. entities.

Audit Committee Pre-Approval Policies and Procedures
The Audit Committee's policy is to pre-approve all audit and permitted non-audit services provided by the Company’s independent registered public accounting firm. These services may include audit services, audit-related services, tax services, services related to internal controls and other services. The independent registered public accounting firm and the Company’s CFO periodically report to the Audit Committee regarding the services provided by the independent registered public accounting firm in accordance with this pre-approval policy. During 2015, the Audit Committee pre-approved all of the services provided by KPMG. The Audit Committee has considered the provisions of these services by KPMG and has determined that the services are compatible with maintaining KPMG’s independence.

THE BOARD RECOMMENDS THAT YOU VOTE "FOR" THE RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2016.

Notice of Annual Meeting of Stockholders and 2016 Proxy Statement|52

Report of the Audit Committee

The Audit Committee assists the Board in fulfilling its responsibility for oversight of the quality and integrity of the Company’s accounting, auditing, financial reporting, internal controls and management processes. KPMG, the Company’s independent registered public accounting firm, is responsible for expressing opinions on the conformity of the Company’s audited financial statements with generally accepted accounting principles and on the Company’s internal control over financial reporting.
The Audit Committee has reviewed and discussed with management and KPMG the Company’s audited financial statements for the year ended December 31, 2015. The Audit Committee has also discussed with the independent registered public accounting firm the matters required to be discussed by the Public Company Accounting Oversight Board Auditing Standard No. 16 Communications with Audit Committees, and such other matters as are required to be discussed under auditing standards generally accepted in the United States of America. In addition, the Audit Committee has received the written disclosures and the letter required by the applicable requirements of the Public Company Accounting Oversight Board regarding KPMG’s communications with the Audit Committee concerning independence and has discussed with KPMG its independence. The Audit Committee has concluded that KPMG’s provision of audit and non-audit services to the Company and its affiliates is compatible with KPMG’s independence.
Based on the review and discussions referred to above, the Audit Committee recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2015 for filing with the SEC.
This report is submitted on behalf of the following independent directors, who currently constitute the Audit Committee:
Scott M. Tabakin, Chairman
Vikram A. Atal
John H. Fain
James M. Voss

Notice of Annual Meeting of Stockholders and 2016 Proxy Statement|53

Voting Instructions and Information

Who May Vote
Each holder of the approximately 46,327,762 shares of the issued and outstanding shares of the Company’s common stock at the close of business on March 17, 2016 will be entitled to receive a notice of the Annual Meeting, and to attend and vote at the Annual Meeting. Such persons are considered “holders of record” and will be entitled to cast one vote per share owned for each proposal to be considered at the Annual Meeting.

Matters to be presented
We are not aware of any matters to be presented at the meeting other than those described in this Proxy Statement. If any matters not described in this Proxy Statement are properly presented at the meeting, the proxies will use their own judgment to determine how to vote your shares. If the meeting is adjourned or postponed, the proxies can vote your shares at the adjournment or postponement as well.

Costs of Proxy Solicitation
The Company will bear the entire cost of proxy solicitation, including the preparation, assembly, printing, and mailing of this Proxy Statement, the proxy card, the 2015 Annual Report to Stockholders, the Notice of Internet Availability of Proxy Materials and any additional solicitation materials sent by the Company to stockholders, brokers, banks and other institutions. In addition, proxies may be solicited by directors, officers and other employees of the Company who will not receive any additional compensation for such solicitation.

Attending the Annual Meeting
If you plan to attend the Annual Meeting and wish to vote your shares in person, you will be asked to present valid government-issued photo identification, such as a driver’s license, in order to gain admission. If you are a holder of record, you will need to bring with you your proxy card or other documentation showing that you owned shares of the Company’s common stock on the Record Date. You will not be able to vote your shares at the Annual Meeting without a proxy card or such other documentation. If you require special assistance due to a disability or other reasons, please notify the Corporate Secretary in writing at 140 Corporate Boulevard, Norfolk, Virginia 23502, Attention: Judith S. Scott, Corporate Secretary and Counsel, or by email at jsscott@pragroup.com.
If your shares are held by a broker, bank or other similar organization, you are the beneficial owner of the shares, but not the record holder; therefore, you must bring one of the following with you to the Annual Meeting: the proxy card; the Notice of Internet Availability of Proxy Materials; any voting instruction form that is sent to you; or your most recent brokerage statement or a letter from your broker, bank or other similar organization indicating that you beneficially owned the shares of common stock as of the Record Date. We can use this information to verify your beneficial ownership of common stock in order to admit you to the Annual Meeting. If you intend to vote at the Annual Meeting, you will also need to bring to the Annual Meeting a proxy from your broker, bank or other similar organization that authorizes you to vote the shares that the holder of record holds for you in its name.

Revoking Your Proxy
You may change or revoke your proxy at any time before it is voted at the Annual Meeting by sending a written notice of revocation of your proxy to the Corporate Secretary so that it is received before the completion of voting at the Annual Meeting. You may also attend the Annual Meeting and vote in person, unless you are a beneficial owner, without a legal proxy. Your attendance at the Annual Meeting will not in and of itself revoke your proxy. In order to revoke your proxy, you must also notify the Corporate Secretary of your intent to vote in person, and then vote your shares at the Annual Meeting. If you require assistance in changing or revoking your proxy, please contact the Corporate Secretary at 140 Corporate Boulevard, Norfolk, Virginia 23502, Attention: Judith S. Scott, Corporate Secretary and Counsel, or by email at jsscott@pragroup.com.

Notice of Annual Meeting of Stockholders and 2016 Proxy Statement|54

Voting Instructions and Information

Quorum and How Votes Are Counted
A quorum is required to transact business at the Annual Meeting. A majority of holders of the issued and outstanding shares of common stock of the Company entitled to vote, who are represented in person or by proxy, will constitute a quorum. Abstentions and broker non-votes, which are explained below, are included in determining whether a quorum is present. Alliance Advisors has been appointed by the Board to act as the inspector of election. The inspector of election will tabulate the votes cast by proxy or in person at the Annual Meeting, and will determine whether a quorum is present. In the event that a quorum is not present, the Annual Meeting will likely be adjourned or postponed in order to solicit additional proxies.

Voting Your Proxy
Shares represented by proxy will be voted as directed on the proxy form and, if no direction is given, will be voted as follows:

1.	“FOR” the election of each of the nominees named in this Proxy Statement to the Board for a term of three years;

2.	“FOR” the approval, on a non-binding advisory basis, of the compensation of the Company’s NEOs; and

3.	“FOR” the ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for Fiscal year 2016;

4.	In the best judgment of the persons named in the proxies, with respect to any other matters that may properly come before the meeting and any adjournments or postponements.

Broker Non-Votes
Brokers, banks or other similar organizations holding shares in street name for customers who are beneficial owners of such shares are prohibited from voting such customers’ shares on non-routine matters in the absence of specific instructions from such customers. The absence of a specific instruction is commonly referred to as a “broker non-vote.” If your shares are held in “street name”, it is critical that you vote or provide specific instructions to your broker, bank or similar organization if you want your vote to count. The ratification of the selection of KPMG as the Company’s independent registered public accounting firm is considered a routine matter. Therefore, the organization that holds your shares may vote on this matter without instructions from you and no broker non-votes will occur with respect to this matter. On the other hand, the election of directors and the approval of the compensation, on a non-binding basis, of the Company’s NEOs, are considered non-routine matters. If you hold your shares through a bank, broker or other similar organization, the organization may not vote your shares on these non-routine matters absent specific instructions from you, using the voting instructions form or Internet voting instructions that the institution provides to you. Absent specific instructions, the shares held by such organization are not counted as shares present and entitled to be voted with respect to such non-routine matters. Therefore, broker non-votes will exist with respect to such non-routine matters but will have no impact on the outcome of such non-routine matters.
If you received more than one proxy card, you may hold shares in more than one account. To ensure that all of your shares are voted, you must sign and return each card that you receive. Alternatively, if you vote online via the Internet or by telephone, you will need to vote once for each proxy card you receive. As a holder of common stock of the Company, you are always invited to attend the Annual Meeting and vote your shares in person.

How to Vote
You are encouraged to submit your vote in advance of the meeting. You are entitled to cast one vote per share owned as of the Record Date for each proposal to be considered at the Annual Meeting. You may vote online, by telephone, by mail or in person at the Annual Meeting.

Notice of Annual Meeting of Stockholders and 2016 Proxy Statement|55

Voting Instructions and Information

Voting By Mail
If you do not expect to attend the Annual Meeting in person, and choose to vote on the proposals on the agenda by mail, simply complete the proxy card, sign and date it, and return it in the postage-paid envelope provided. If you are a stockholder whose shares are held in “street name” (i.e., in the name of a broker, bank or other similar organization), you may obtain a proxy, executed in your favor, from the record holder. You may sign the proxy card and return it to the Company, or you may direct the record holder of your shares to vote your proxy in the manner you specify. Further, if your shares are held in street name, you must communicate your instructions respecting the voting of your shares to the record holder, or your broker will be prohibited from voting your shares. Voting by mail will not affect your right to vote in person if you decide to attend the Annual Meeting; however, if you wish to revoke your proxy, you must first notify the Corporate Secretary of your intent to vote in person, and must actually vote your shares at the Annual Meeting.

Voting and Viewing Proxy Materials via the Internet
Under rules approved by the SEC, the Company is furnishing proxy materials on the Internet in addition to mailing paper copies of the materials to each stockholder of record. Instructions on how to access and review the proxy materials on the Internet can be found on your proxy card and on the Notice of Internet Availability of Proxy Materials which is sent to stockholders who hold their shares in “street name” (i.e. in the name of a broker, bank or other similar organization). Voting over the Internet will not affect your right to vote in person if you decide to attend the Annual Meeting; however, if you wish to revoke your proxy, you must first notify the Corporate Secretary of your intent to vote in person, and then vote your shares at the Annual Meeting. In addition, stockholders may request proxy materials be sent in printed form by mail or electronically by email on an ongoing basis. This process provides stockholders with needed information in a timely manner, while conserving natural resources and lowering the costs of printing and distributing proxy materials.

Voting Results
The results of voting at the Annual Meeting will be filed with the SEC via Form 8-K within four business days after the Annual Meeting and will be available on the SEC’s website www.sec.gov or on our website www.pragroup.com. If the final results are not available at that time, we will provide preliminary voting results in a Form 8-K and will provide the final voting results in an amendment to the Form 8-K as soon as they are available.

Board Recommendations
THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE:

•	“FOR” THE ELECTION OF EACH OF THE NOMINEES NAMED IN THIS PROXY STATEMENT TO THE BOARD FOR THE COMING YEAR;

•	“FOR” THE APPROVAL, ON A NON-BINDING ADVISORY BASIS, OF THE COMPENSATION OF OUR NEOs; AND

•	“FOR” THE RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2016.

Notice of Annual Meeting of Stockholders and 2016 Proxy Statement|56

Communication with Directors

Stockholders may communicate with members of the Board by transmitting their correspondence by mail or email. All such communications should be sent to the attention of the Corporate Secretary, at the address specified below:
Judith S. Scott, Corporate Secretary and Counsel
PRA Group, Inc.
Building II
140 Corporate Boulevard
Norfolk, VA 23502
jsscott@pragroup.com
The Company's confidential toll-free fraud hotline may be used by any stockholder who prefers to raise a concern to the Board in a confidential or anonymous manner by dialing 1-855-874-2659. All communications to the Company’s confidential fraud hotline are referred to the Chairman of the Audit Committee, who is responsible for ensuring that such matters are appropriately investigated.
Communications received from stockholders to one or more directors will be collected and organized by the Corporate Secretary and forwarded to the Chairman of the Board, or if addressed to an identified independent director, to that director, as soon as practicable. Communications that are abusive, in bad taste or that present safety or security concerns may be handled differently. If multiple communications are received on a similar topic, the Corporate Secretary may forward only representative correspondence or summaries. The Company’s Corporate Secretary and Counsel will determine whether any communication addressed to the entire Board as a whole should be properly addressed by the entire Board, or by a committee of the Board. If a response to the communication is warranted, the content and method of the response will be coordinated with the Company's Corporate Secretary and Counsel.

Notice of Annual Meeting of Stockholders and 2016 Proxy Statement|57

Submission of Stockholder Proposals

A stockholder proposal may be considered for inclusion in the Company’s proxy materials for the 2017 annual meeting of stockholders pursuant to SEC Rule 14a-8 of the Exchange Act. As the rules of the SEC make clear, simply submitting a proposal does not guarantee its inclusion. Stockholders who wish to present proposals for inclusion in the Company’s proxy statement pursuant to SEC Rule 14a-8 must submit their proposals so that they are received at our principal executive offices no later than the close of business on December 15, 2016.
The Company’s By-Laws and Amended and Restated Certificate of Incorporation provide that any stockholder of record entitled to vote at an annual meeting of stockholders who intends to make a nomination for director or make any other proposal must notify the Corporate Secretary in writing not less than 60 days and not more than 90 days prior to the anniversary date of the immediately preceding annual meeting of stockholders. As a result, any notice given by or on behalf of a stockholder pursuant to these provisions of the Company’s By-Laws must be received no earlier than February 12, 2017 and no later than March 14, 2017. Any nominations or other proposals submitted thereafter will be opposed as not having been timely filed. The notice must meet other requirements contained in the Company’s By-laws and Amended and Restated Certificate of Incorporation, copies of which are available on the Investor Relations page on the Company’s website at www.pragroup.com. Copies of such documents can also be obtained, at no cost, from the Corporate Secretary at the address set forth herein, or from the SEC. The Company did not receive any recommendations from stockholders for consideration at the Annual Meeting or any notice of a stockholder’s intent to present a proposal at the Annual Meeting. As of the date of this Proxy Statement, the Board does not intend to bring any other business before the Annual Meeting except items incident to the conduct of the Annual Meeting. The enclosed proxy card will confer discretionary authority with respect to matters which are not presently known to the Board at the time of the printing hereof and which may properly come before the Annual Meeting. It is the intention of the persons named on the proxy card to vote their proxy card with respect to such matters in accordance with their best judgment.

Electronic Delivery of Proxy Materials
Under rules approved by the SEC, the Company is furnishing proxy materials on the Internet in addition to mailing paper copies of the materials to each stockholder of record. Stockholders may also view proxy materials and the Company’s 2015 Annual Report to Stockholders online at the Company’s website at www.pragroup.com. If you hold shares through a bank, broker or other holder of record, please refer to the information provided by that entity for instructions.

Annual Report on Form 10-K
A copy of this Proxy Statement, the Company's 2015 Annual Report to Stockholders, its audited consolidated financial statements, together with other related information, are available on the Internet and are being mailed to stockholders who requested printed versions. Additionally, these materials and the Company's Annual Report on Form 10-K for the year ended December 31, 2015, as filed with the SEC, and all financial statements or schedules required to be filed with the SEC pursuant to Rule 13a-1 may be obtained from the Investor Relations page of our website at www.pragroup.com, or by request directed to the address below. A copy of the Company's Annual Report on Form 10-K, and other periodic filings also may be obtained from the SEC's EDGAR database at www.sec.gov. Please direct all inquiries to the Investor Relations department at the following address:
PRA Group, Inc.
Attn: Investor Relations
120 Corporate Boulevard
Norfolk, VA 23502

Notice of Annual Meeting of Stockholders and 2016 Proxy Statement|58

Submission of Stockholder Proposals

Stockholder List
A list of stockholders entitled to vote at the Annual Meeting will be available for examination by stockholders at the Annual Meeting.

This Proxy Statement is dated as of April 1, 2016. You should not assume that the information contained in this Proxy Statement is accurate as of any date other than the date of this Proxy Statement. The furnishing of this Proxy Statement to stockholders shall not create any implication to the contrary.

Notice of Annual Meeting of Stockholders and 2016 Proxy Statement|59

Proxy Card

PRA GROUP, INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

For Annual Meeting of Stockholders to be held May 13, 2016

For Holders of Record as of March 17, 2016

The undersigned hereby appoints the proxies selected by the Company's Board of Directors, with the powers the undersigned would possess if personally present, and with full power of substitution, to vote at the Annual Meeting of Stockholders of PRA Group, Inc. to be held at Noon on May 13, 2016 and at any adjournments thereof, on the following proposals.

You are encouraged to specify your choices by marking the appropriate boxes, **SEE REVERSE SIDE**. Your shares cannot be voted unless you sign, date and return this card, or vote your shares by using either of the means described on the reverse side.

The proxies are authorized to vote in their discretion with respect to other matters that may properly come before the Annual Meeting or any adjournment thereof. As of April 1, 2016 (the approximate date of this mailing), PRA Group, Inc. does not know of any such other matters to be presented at the Annual Meeting.

(CONTINUED AND TO BE SIGNED ON REVERSE SIDE)

▲ **PLEASE DETACH ALONG PERFORATED LINE AND MAIL IN THE ENVELOPE PROVIDED.** ▲

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be held May 13, 2016.

This Proxy Statement and our 2015 Annual Report to Stockholders are available at: http://www.viewproxy.com/PRAGroup/2016

THIS ADMISSION TICKET IS REQUIRED FOR ADMITTANCE TO THE

PRA GROUP, INC.

Annual Meeting of Stockholders to be held May 13, 2016
For Holders of Record as of March 17, 2016

EACH STOCKHOLDER MAY BE ASKED TO PRESENT VALID PICTURE IDENTIFICATION, SUCH AS DRIVER'S LICENSE OR EMPLOYEE IDENTIFICATION BADGE, IN ADDITION TO THIS ADMISSION TICKET.

Please mark your votes like this ☒

If this Proxy is executed but no instruction is given, the votes entitled to be cast by the undersigned will be cast "FOR" each of the nominees for Director and "FOR" proposals 2 and 3.
The Board of Directors recommends a vote FOR the election of the directors listed below.

1. Election of Directors ☐ FOR ☐ WITHHOLD ☐ FOR ALL EXCEPT

   Nominees for the Board of Directors are:

   (01) John H. Fain
   (02) David N. Roberts
   (03) Vikram A. Atal
   (04) Geir L. Olsen
   (05) Kevin P. Stevenson
   (06) Lance L. Weaver

INSTRUCTION: To withhold authority to vote for any individual nominee, mark "FOR All Except" and write that nominee's name in the space provided below.

____

   ☐ FOR ☐ AGAINST ☐ ABSTAIN

   ☐ FOR ☐ AGAINST ☐ ABSTAIN

4. Transact such other business as may properly come before the meeting or any adjournments or postponements thereof.

I plan to attend the Annual Meeting ☐

Please sign exactly as name appears below. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If signing for a corporation or partnership, authorized person should sign full corporation or partnership name and indicate capacity in which they sign.

Date: ____________________________

____
Signature

____
Signature (if held jointly)

CONTROL NUMBER

▲ **PLEASE DETACH ALONG PERFORATED LINE AND MAIL IN THE ENVELOPE PROVIDED.** ▲

CONTROL NUMBER

PROXY VOTING INSTRUCTIONS

Please have your 11 digit control number ready when voting by Internet or Telephone

INTERNET

Vote Your Proxy on the Internet:

Go to www.cesvote.com

Have your proxy card available when you access the above website. Follow the prompts to vote your shares.

TELEPHONE

Vote Your Proxy by Phone:

Call 1 (888) 693-8683

Use any touch-tone telephone to vote your proxy. Have your proxy card available when you call. Follow the voting instructions to vote your shares.

MAIL

Vote Your Proxy by Mail:

Mark, sign, and date your proxy card, then detach it, and return it in the postage-paid envelope provided.